Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 16 DATED OCTOBER 17, 2013
TO THE PROSPECTUS DATED FEBRUARY 6, 2013

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated February 6, 2013 and supplement no. 12 dated July 15, 2013. Supplement no. 12 and this supplement no. 16, together, supersede and replace all prior supplements to the February 6, 2013 prospectus. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	a change to the suitability standards for our offering applicable to California investors;

•	the status of the offering;

•	a modification to our investment policies;

•	information with respect to our real estate and real estate-related investments;

•	updated risks related to an investment in us;

•	an updated estimated use of proceeds of this offering;

•	selected financial data;

•	information with respect to the historical operating performance of our real estate and real estate-related investments;

•	funds from operations and modified funds from operations for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011;

•	distributions declared and paid for the year ended December 31, 2012 and the six months ended June 30, 2013;

•	distributions declared for the period from July 2013 through November 2013;

•	an updated management compensation table;

•	fees earned by and expenses reimbursable to our advisor and the dealer manager;

•	information regarding our share redemption program and the amendment and restatement of our share redemption program;

•	the amendment and restatement of our dividend reinvestment plan;

•	information regarding the net tangible book value of our shares;

•	information regarding our indebtedness;

•	quantitative and qualitative disclosures about market risk;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our quarterly report on Form 10-Q for the period ended June 30, 2013;

•	our unaudited financial statements and the notes thereto as of and for the period ended June 30, 2013;

•
our statements of revenues over certain operating expenses and the notes thereto of the National Office Portfolio for the three months ended March 31, 2013 (unaudited) and the year ended December 31, 2012;

•	information incorporated by reference; and

•	our second amended and restated dividend reinvestment plan.

Suitability Standards
The following disclosure supersedes and replaces the information applicable to California investors under “Suitability Standards” on page i of the prospectus:

•
California - Investors must have either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $150,000. In addition, shares will only be sold to California residents that have a net worth of at least ten times their investment in us.

Status of the Offering
We commenced this offering of 280,000,000 shares of common stock on October 26, 2010. As of October 15, 2013, we had accepted aggregate gross offering proceeds of $555.9 million related to the sale of 55,899,955 shares of common stock, including 1,605,545 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $15.3 million.
As of October 15, 2013, there were 224,100,045 shares of common stock available for sale in this offering, including 78,394,455 shares under our dividend reinvestment plan.
We have extended the closing date of this primary initial public offering to the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to our proposed follow-on offering (the “Follow-on Offering”) is declared effective by the Securities and Exchange Commission. We have filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering for these periods.
We may terminate the primary offering or dividend reinvestment plan offering at any time.
Modification of Investment Policies
The information set forth below supersedes and replaces the information in the prospectus regarding our expected investment allocation.
As we have previously disclosed in the prospectus, we expect to use substantially all of the net proceeds from this offering to acquire and manage a diverse portfolio of real estate investments. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate investments that provides attractive and stable returns to our investors.
We had initially expected to allocate approximately 70% of our portfolio to, and had expected that, once we had fully invested the proceeds from this offering, approximately 60% to 80% of our portfolio would consist of, investments in core properties. We also had expected to allocate approximately 30% of our portfolio to, and had expected that, once we had fully invested the proceeds from this offering, approximately 20% to 40% of our portfolio would consist of investments in other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies.
However, due to current markets conditions for the types of real estate-related investments that we had intended to target, such as first mortgage loans, and opportunities for investments in core properties, we currently may not make any significant investments in real estate-related investments, and we now expect our primary investment focus to be core properties. We currently expect to allocate between 0 and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time.

As has always been the case, although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, to the extent that our advisor presents us with what we believe to be good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.
Real Estate and Real Estate-Related Investments Summary
Real Estate Investments
As of June 30, 2013, we owned ten office properties encompassing in the aggregate approximately 3.3 million rentable square feet. We acquired each of these properties from third parties unaffiliated with us or our advisor. The following table is a summary of our real estate portfolio as of June 30, 2013:

Property	Location	Rentable Square Feet	Date Acquired	Property Type	Purchase Price (1) (in thousands)	Annualized Base Rent (2) (in thousands)	Average Annualized Base Rent per Sq. Ft. (3)	Average Remaining Lease Term in Years	Occupancy

Domain Gateway	Austin, TX	173,962	09/29/2011	Office	$48,114	$3,716	$21.36	6.2	100.0%
Las Cimas IV	Austin, TX	138,008	10/28/2011	Office	36,227	2,845	20.61	3.7	100.0%
Town Center	Plano, TX	522,043	03/27/2012	Office	113,991	12,188	25.05	4.9	93.2%
McEwen Building	Franklin, TN	175,262	04/30/2012	Office	40,740	4,412	25.87	5.3	97.3%
Gateway Tech Center	Salt Lake City, UT	198,446	05/09/2012	Office	30,726	4,083	22.21	4.3	92.7%
Tower on Lake Carolyn	Irving, TX	364,336	12/21/2012	Office	46,426	6,258	20.84	3.9	82.4%
RBC Plaza	Minneapolis, MN	678,045	01/31/2013	Office	125,560	8,915	15.49	6.2	84.9%
One Washingtonian Center	Gaithersburg, MD	314,175	06/19/2013	Office	86,220	9,062	31.41	7.9	91.8%
Preston Commons	Dallas, TX	427,799	06/19/2013	Office	110,379	10,828	30.08	5.1	84.1%
Sterling Plaza	Dallas, TX	313,609	06/19/2013	Office	74,284	7,109	27.74	3.2	81.7%
		3,305,685			$712,667	$69,416	$23.67	5.2	88.7%
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(1) Purchase price includes acquisition fees and closing costs.
(2) Annualized base rent represents annualized contractual base rental income as of June 30, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
(3) Average annualized base rent per square foot is calculated as the annualized base rent divided by the leased square feet.
Other than the RBC Plaza, we do not intend to make significant renovations or improvements to our real estate investments listed above in the near term. At acquisition, we projected an investment of approximately $26.6 million for renovations and improvements to the RBC Plaza over the next four years, including the conversion of approximately 32,000 rentable square feet of retail space into office space. We expect to fund these renovations and improvements with proceeds from the RBC Plaza Mortgage Loan (discussed below), proceeds from future debt financing and proceeds from our dividend reinvestment plan.
We believe that our real estate investments are suitable for their respective intended purposes and adequately insured.

Significant Tenants
As of June 30, 2013, no tenant represented more than 10% of our annualized base rent.
As of June 30, 2013, our portfolio’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent

Finance	67	$17,948	25.9%
Accommodation & Food	13	7,099	10.2%
		$25,047	36.1%
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(1) Annualized base rent represents annualized contractual base rental income as of June 30, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
As of June 30, 2013, no other tenant industries accounted for more than 10% of our annualized base rent.
Portfolio Lease Expirations
The following table sets forth a schedule of expiring leases for our real estate portfolio by number of leases, annualized base rent and rentable square feet as of June 30, 2013:

Year of Expiration	Number of Leases Expiring	Annualized Base Rent (1) (in thousands)	% of Portfolio Annualized Base Rent	Leased Rentable Square Feet Expiring	% of Portfolio Rentable Square Feet Expiring

Month to Month	11	$238	0.3%	24,231	0.8%
2013	47	2,284	3.3%	102,032	3.5%
2014	54	6,532	9.4%	326,754	11.1%
2015	45	6,523	9.4%	271,214	9.3%
2016	53	6,713	9.7%	271,519	9.3%
2017	46	5,942	8.6%	238,506	8.1%
2018	29	4,380	6.3%	188,967	6.4%
2019	22	13,949	20.1%	570,521	19.5%
2020	14	5,957	8.6%	244,638	8.3%
2021	5	5,449	7.8%	307,440	10.5%
2022	12	4,206	6.1%	171,922	5.9%
Thereafter	4	7,243	10.4%	215,557	7.3%
Total	342	$69,416	100.0%	2,933,301	100.0%
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(1) Annualized base rent represents annualized contractual base rental income as of June 30, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.

Real Estate-Related Investment
As of June 30, 2013, we, through an indirect wholly owned subsidiary, had originated a real estate loan receivable as follows (dollars in thousands):

	Date Acquired / Originated	Property Type	Loan Type	Payment Type	Outstanding Principal Balance as of June 30, 2013 (1)	Purchase/ Origination Price (2)	Book Value as of June 30, 2013 (3)	Book Value as of December 31, 2012 (3)	Loan-to- Value	Contractual Interest Rate (4)	Annualized Effective Interest Rate (4)	Maturity Date
Loan Name Location of Related Property or Collateral

Aberdeen First Mortgage Loan
Dallas, Texas	6/24/2011	Office	Mortgage	(5)	$14,268	$14,268	$14,348	$13,691	(6)	7.5%	7.5%	07/01/2016
____________________
(1) Outstanding principal balance as of June 30, 2013 represents original principal balance outstanding under the loan, increased for any subsequent fundings and reduced for any principal paydowns, and does not include closing costs and direct acquisition and origination fees.
(2) Purchase/origination price represents the amount funded by us to acquire or originate the loan, increased for any subsequent fundings, and does not include closing costs and direct acquisition and origination fees.
(3) Book value represents outstanding principal balance, adjusted for unamortized origination fees and direct acquisition and origination expenses.
(4) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2013, using the interest method, divided by the average amortized cost basis of the investment. The annualized effective interest rate and contractual interest rate presented are as of June 30, 2013.
(5) Monthly payments were interest only for the first 23 months of the term of the loan, and as of July 2013 became payments of principal and interest, with principal calculated using an amortization schedule of 30 years and with the remaining principal balance and all accrued and unpaid interest and all other charges due at maturity. As of September 27, 2013, $14.6 million had been disbursed under the Aberdeen First Mortgage Loan and an additional $9.3 million remained available for future funding, subject to certain conditions set forth in the loan agreement.
(6) At origination, the Aberdeen First Mortgage Loan loan-to-value ratio was 44.1%, based upon the amount funded at origination (excluding closing costs and certain other fees) and the “as-is” appraised value of the building securing the loan. Once we have fully funded the Aberdeen First Mortgage Loan, the Aberdeen First Mortgage Loan loan-to-value ratio is expected to be approximately 57%, based upon funding the full $23.9 million under the loan, excluding closing costs and certain other fees and expenses, and assuming the “stabilized” appraised value of the building. The loan-to-value ratio will vary over time as the borrower makes draws on the loan, tenant leases are signed and tenant and capital improvements are made to the building. We can give no assurance if or when the building will reach the “stabilized” appraised value. As of the origination date, the building was 4% occupied. Appraisals are based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels, uncertainties with respect to future market rental rates and the timing of lease-up and stabilization, and such appraisal may not reflect the actual fair value of the property. Different assumptions may materially change the appraised value of the property. In addition, the value of the property will change over time.

Outstanding Debt Obligations
As of June 30, 2013, our borrowings and other liabilities were approximately 56% of both the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets. The following table details our outstanding debt as of June 30, 2013 (dollars in thousands):

	Outstanding Principal Balance	Contractual Interest Rate (1)	Effective Interest Rate (1)	Payment Type	Maturity Date (2)	% of Total Indebtedness

Town Center Mortgage Loan	$75,000	One-month LIBOR +1.85%	2.87%	Interest Only	03/27/2018	19%
U.S Bank Portfolio Loan (3)	98,200	One-month LIBOR +1.85% to 3.00%	2.19%	Interest Only	02/01/2016	24%
RBC Plaza Mortgage Loan (4)	68,730	One-month LIBOR +1.80%	2.59%	Interest Only	02/01/2017	17%
National Office Portfolio Mortgage Loan (5)	161,960	One-month LIBOR +1.50%	2.80%	Interest Only	07/01/2017	40%
	$403,890					100%
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(1) Contractual interest rate represents the interest rate in effect under the loan as of June 30, 2013. Effective interest rate is calculated as the actual interest rate in effect as of June 30, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of June 30, 2013, where applicable.
(2) Represents the maturity date as of June 30, 2013; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.
(3) The U.S. Bank Portfolio Loan is secured by Domain Gateway, Las Cimas IV, the McEwen Building, Gateway Tech Center and the Tower on Lake Carolyn. The face amount of the U.S. Bank Portfolio Loan is $200.0 million, of which $80.0 million is term debt and $120.0 million is revolving debt. As of September 27, 2013, the outstanding balance under the loan was $98.2 million and was composed of $80.0 million of term debt and $18.2 million of revolving debt. As of September 27, 2013, an additional $42.6 million of revolving debt remained available for immediate future disbursements, subject to certain conditions set forth in the loan agreement. The remaining $59.2 million of revolving debt is available for future disbursements with the addition of one or more properties to secure the U.S. Bank Portfolio Loan, subject to certain conditions set forth in the loan agreement.
(4) As of September 27, 2013, $68.7 million had been disbursed to us and $7.2 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement.
(5) The National Office Portfolio Mortgage Loan is secured by One Washingtonian Center, Preston Commons and Sterling Plaza. As of September 27, 2013, $162.0 million had been disbursed to us and $8.8 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement.
We and KBS REIT Properties III, LLC (“REIT Properties III”), our wholly owned subsidiary, are providing a limited guaranty of the Town Center Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain intentional acts committed by us, the borrower under the Town Center Mortgage Loan, REIT Properties III, our advisor and/or any of their affiliates in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Town Center Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the borrower under the loan.
REIT Properties III is providing a guaranty of up to 50% of the amount outstanding under the U.S. Bank Portfolio Loan. Additionally, we and REIT Properties III are providing a guaranty of any deficiency, loss or damage suffered by the lender under the U.S. Bank Portfolio Loan that may result from certain intentional acts committed by the borrowers under the loan, or that may result from certain bankruptcy or insolvency proceedings involving the borrowers, pursuant to the terms of the repayment guaranty.
REIT Properties III is providing a limited guaranty of the RBC Plaza Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender resulting from certain intentional acts committed by the borrower under the loan or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the RBC Plaza Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the borrower under the loan.
REIT Properties III is providing a limited guaranty of the National Office Portfolio Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender as a result of certain intentional actions committed by any borrower under the National Office Portfolio Mortgage Loan or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the National Office Portfolio Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving any borrower under the National Office Portfolio Mortgage Loan.

Risk Factors
The following risk factors supplement the risk factors appearing in the prospectus.
We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operations. To the extent that we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We have paid distributions in part from financings (including with an advance from our advisor that we have repaid with debt financing) and expect that in the future we may not pay distributions solely from our cash flow from operations, in which case distributions may be paid in whole or in part from debt financing. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operations in future periods. To the extent that we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investment in real estate properties and real estate-related assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operations.
We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operations.
For the year ended December 31, 2012, we paid aggregate distributions of $11.6 million, including $6.4 million of distributions paid in cash and $5.2 million of distributions reinvested through our dividend reinvestment plan. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $8.1 million (70%) of cash flows provided by operations from the second, third and fourth quarters of 2012 and $3.5 million (30%) of debt financing. For the year ended December 31, 2012, our cash flow from operations to distributions paid coverage ratio was 66% and our funds from operations to distributions paid coverage ratio was 53%. For the six months ended June 30, 2013, we paid aggregate distributions of $10.0 million, including $5.4 million of distributions paid in cash and $4.6 million of distributions reinvested through our dividend reinvestment plan. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $5.7 million (57%) of cash flows provided by operations and $4.3 million (43%) of debt financing. For the six months ended June 30, 2013, our cash flow from operations to distributions paid coverage ratio was 57% and our funds from operations to distributions paid coverage ratio was 49%.
See “Information with Respect to Distributions for the Year Ended December 31, 2012 and the Six Months Ended June 30, 2013” in this supplement.
Because the offering price in this offering exceeds our net tangible book value per share, investors in this offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares in this primary offering at $10.00 per share, with discounts available to certain categories of purchasers. Our current offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments.

As of December 31, 2012, our net tangible book value per share was $7.81. To the extent we are able to raise substantial proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, the factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount our stockholders would receive per share if we were to liquidate at this time.
Continued disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.
We had initially expected to allocate approximately 30% of our portfolio to, and had expected that, once we had fully invested the proceeds from this offering, approximately 20% to 40% of our portfolio would consist of investments in other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. However, due to current markets conditions for the types of real estate-related investments that we had intended to target, such as first mortgage loans, and opportunities for investments in core properties, we currently may not make any significant investments in real estate-related investments, and we now expect our primary investment focus to be core properties. We currently expect to allocate between 0 and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage.
The returns available to investors in these investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets underlying the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.
During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.
With the help of an extremely accommodative Federal Reserve monetary policy, corporate America, and in particular the banking industry, has experienced improved earnings and stronger corporate finances. The U.S. dollar has remained the safe haven currency for the rest of the world, and U.S. asset prices have grown on a relative basis. In 2012, however, the economic stimulus provided by certain U.S. Federal Reserve programs and an increased demand for U.S.-based assets began to fuel the U.S. commercial real estate market recovery. Transaction volumes have improved and the re-emergence of the CMBS market and the availability of debt capital have spurred on the recovery. This trend has continued throughout 2013 and the U.S. commercial real estate market has gained favor as an alternative investment asset. Looking forward, the recovery in commercial real estate is expected to remain uneven across geographies and among property types. This instability may interfere with the successful implementation of our business model and/or force us to modify it.
Continued disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which has resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Currently, both the investing and leasing environments are highly competitive. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in additional decreases in cash flows. Historically low interest rates have helped offset some of the impact of these decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have begun to increase in the anticipation of the cessation of quantitative easing (“QE”).
Residential real estate markets also have benefitted from the actions of the Federal Reserve. The introduction of the latest QE program has been directly focused on the purchase of mortgage backed securities at a pace of $45 billion a month and the purchase of longer-term treasury securities at a pace of $40 billion a month. This program has successfully lowered the cost of capital available to home buyers, which in turn has led to an increase in mortgage applications and construction activity. The residential real estate market has also benefitted from the presence of institutional investors who have instituted programs focused on the purchase of single-family homes with the intent of renting these homes. This increase in demand has led to a rebound in the value of residential properties in most major metropolitan areas.

Overall, despite indications of tepid recovery both in the U.S. and abroad, uncertainties abound. China’s export-based economy has slowed and Japan has recently embarked upon a large scale QE program of its own. In the United States, the Federal Reserve has begun to address the timing of the completion of the current QE program which, when combined with the highly adversarial political climate at the federal level, has led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
We have relied on debt financing to finance our properties and real estate-related assets. In light of the risks associated with volatile operating cash flows from our real estate properties, we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, which has the potential of negatively impacting the value of our investments.
Further disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments.  Lending activity has only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values.  Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

•
revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay dividends or meet our debt service obligations on debt financing; and/or

•
revenues from the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay dividends or meet our debt service obligations on debt financing.

All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.
Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties and adversely affect our cash flow and ability to pay distributions to our stockholders.
A property may incur vacancies either by the expiration and non-renewal of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our stockholders. In addition, the resale value of the property could be diminished because the market value of a core property, which we intend to target, depends principally upon the value of the cash flows generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of our stockholders’ investment.
In the wake of the ongoing sub-par recovery of the U.S. economy, concerns persist regarding the damped pace of job and income growth and the overall economic health of domestic consumers, businesses and governments. Beginning in 2010, the U.S. commercial real estate industry experienced some improvement in fundamental credit statistics such as occupancy, rental rates and pricing. Continued improvement in these fundamentals remains contingent upon sustainable economic growth, which is by no means certain. Any setbacks or deterioration of these and other industry fundamentals may result in reduced revenue and lower resale value of properties, which may reduce our stockholders’ return. In general, borrower defaults may rise, and occupancy and rental rate stabilization will vary by market and by property type.

If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments in the manner described in the prospectus and in this supplement, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in certain asset types or in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, types of assets, industries or business sectors, downturns relating generally to such region, type of asset, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to our stockholders.
As of June 30, 2013, a significant portion of our real estate assets and the collateral securing our real estate loan receivable were located in Texas, Minnesota and Maryland. As such, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the Texas, Minnesota and Maryland real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to our stockholders.
The offering price of our shares in this offering was not established in reliance on a valuation of our assets and liabilities; the actual value of an investment in us may be substantially less than the purchase price of our shares. We may use the most recent price paid to acquire a share in this offering or a follow-on public offering as the estimated value of our shares until we have completed our offering stage. Even when our advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.
We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any valuation (independent or otherwise), the offering price is likely to be higher than the proceeds that an investor would receive upon liquidation or a resale of his or her shares if they were to be listed on an exchange or actively traded by broker-dealers, especially in light of the upfront fees that we pay in connection with the issuance of our shares.
To assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this initial public offering of common stock in meeting their customer account statement reporting obligations, pursuant to NASD Conduct Rule 2340, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. For this purpose, our advisor estimated the value of our common stock as $10.00 per share as of December 31, 2012. The basis for this valuation is the fact that the current public offering price of our shares of common stock in this primary offering is $10.00 per share (ignoring purchase price discounts for certain categories of purchasers). Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or follow-on public offerings as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities - whether through this offering or follow-on public offerings-and have not done so for up to 18 months. We currently expect to update the estimated value per share every 12 to 18 months thereafter. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct equity offerings in the future. For purposes of determining when our offering stage is complete, we do not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.
Although this initial estimated value represents the most recent price at which most investors have been willing to purchase shares in this primary offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon our liquidation because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary public offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) the estimated value does not reflect, and is not derived from, the fair market value of our assets because the amount of proceeds available for investment from this offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (v) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may or may not be an accurate reflection of the fair market value of our investments and likely will not represent the amount of net proceeds that would result from an immediate sale of our assets.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.
Our policies do not limit us from incurring debt until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation or other noncash reserves) and we may exceed this limit with the approval of the conflicts committee of our board of directors. As of June 30, 2013, our total liabilities were approximately 56% of both the cost (before depreciation or other noncash reserves) and book value (before depreciation) of our tangible assets, respectively. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.
Estimated Use of Proceeds
The information set forth below supersedes and replaces the information in the prospectus regarding the estimated use of proceeds of the offering.
ESTIMATED USE OF PROCEEDS
The following table sets forth information about how we intend to use the proceeds raised in this offering assuming that we sell a mid-point range of 140,000,000 shares and the maximum of 280,000,000 shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use 82.68% to 87.20% of the gross proceeds from the primary offering, or between $8.27 and $8.72 per share, for investments after fees and expenses, assuming the minimum and maximum offering amounts, respectively. We will use the remainder of the gross proceeds from the primary offering to pay offering expenses, including selling commissions and the dealer manager fee, to maintain a working capital reserve, to pay acquisition and origination expenses and, upon investment in properties and other assets, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of our investments in real estate properties and real estate-related assets. Our distribution policy is not to use the proceeds of this offering to pay distributions, though our board of directors may authorize such distributions under our organizational documents. However, our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our organizational documents do not limit the amount of funds we may use from any source to pay such distributions. If we pay distributions from sources other than our cash flows from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.
We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by any financings of our investments in real estate properties; funding obligations under any of our real estate loans receivable; investments in real estate properties and real estate-related assets, which would include payment of acquisition and origination fees to our advisor; and the repayment of debt. We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes. To the extent proceeds from our dividend reinvestment plan are used for investments in real estate properties and real estate-related assets, sales under our dividend reinvestment plan will result in greater fee income for our advisor because of acquisition and origination fees and other fees. See “Management Compensation” below.

	140,000,000 Shares
	Primary Offering (100,000,000 shares) ($10.00/share)		Dividend Reinvestment Plan (40,000,000 shares) ($9.50/share)
Gross Offering Proceeds	$1,000,000,000	100.00%	380,000,000	100.00%
Selling Commissions	65,000,000	6.50%	0	0.00%
Dealer Manager Fee	30,000,000	3.00%	0	0.00%
Other Organization and Offering Expenses (1)	10,658,497	1.07%	600,000	0.16%
Acquisition and Origination Fees (2)	8,755,857	0.87%	0	0.00%
Acquisition and Origination Expenses (2)	5,170,781	0.52%	0	0.00%
Initial Working Capital Reserve (3)	10,000,000	1.00%	0	0.00%
Amount Available for Investment (4)	870,414,865	87.04%	379,400,000	99.84%

	280,000,000 Shares
	Primary Offering (200,000,000 shares) ($10.00/share)		Dividend Reinvestment Plan (80,000,000 shares) ($9.50/share)
Gross Offering Proceeds	$2,000,000,000	100.00%	760,000,000	100.00%
Selling Commissions	130,000,000	6.50%	0	0.00%
Dealer Manager Fee	60,000,000	3.00%	0	0.00%
Other Organization and Offering Expenses (1)	18,136,791	0.91%	1,000,000	0.13%
Acquisition and Origination Fees (2)	17,543,200	0.87%	0	0.00%
Acquisition and Origination Expenses (2)	10,360,158	0.52%	0	0.00%
Initial Working Capital Reserve (3)	20,000,000	1.00%	0	0.00%
Amount Available for Investment (4)	1,743,959,851	87.20%	759,000,000	99.87%
_____________________
(1) Includes all expenses (other than selling commissions and dealer manager fees) to be paid by us in connection with this offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor for administrative services related to the issuance of shares in this offering, reimbursement of the bona fide due diligence expenses of broker-dealers, amounts to reimburse our advisor, KBS Capital Advisors, for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with this offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers. At the termination of our primary offering and at the termination of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. In addition, at the end of the primary offering and again at the end of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that organization and offering expenses, excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by FINRA), exceed 2% of the gross proceeds we raised in the respective offering. We reimburse our dealer manager for underwriting compensation as discussed in the prospectus, provided that within 30 days after the end of the month in which this primary offering terminates, our dealer manager must reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary offering to exceed 10% of the gross offering proceeds from this offering. We also directly pay or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker dealers. However, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement. See “Plan of Distribution” in the prospectus.
(2) We expect our primary investment focus to be core properties. We currently expect to allocate between 0 and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage. For all investments other than loans, we will pay our advisor an acquisition fee equal to 1% of the cost of the investment, including acquisition expenses and any debt attributable to such investment. With respect to investments in and originations of loans, we will pay an origination fee to our advisor in lieu of an acquisition fee. Origination fees are 1% of the amount to be funded by us to acquire or originate mortgage, mezzanine, bridge or other loans, including any expenses related to such investment and any debt we use to fund the acquisition or origination of the loan.
We will incur customary acquisition expenses in connection with the acquisition (or attempted acquisition) of a property. We will also incur customary expenses related to our originations and acquisitions (or attempted origination or acquisition) of loans. We have assumed for purposes of this table that customary acquisition and origination expenses (including expenses relating to potential investments that we do not close) will be an amount equal to 0.59% of the amount available for investment from the primary offering. Customary acquisition and origination expenses include legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of our advisor), costs of due diligence, travel and communications expenses, appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments.
This table excludes debt proceeds. To the extent we fund our investments with debt, we expect the amount available for investment and the amount of acquisition fees and/or origination fees and expenses will be proportionately greater. If we raise the maximum offering amount and our debt financing is equal to our maximum target leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves), then we estimate that acquisition and origination fees would be $50,123,429 and acquisition and origination expenses would be $29,600,450.
This table assumes that we will not use the net proceeds from the sale of shares under our dividend reinvestment plan to invest in real estate properties and real estate-related assets. To the extent we use the net proceeds from our dividend reinvestment plan to invest in real estate properties and real estate-related assets, our advisor would earn the related acquisition or origination fees and we would incur additional acquisition and/or origination expenses.

(3) We do not expect to use more than 1.0% of the gross proceeds from our primary offering for working capital reserves. We may also use debt proceeds, our cash flows from operations and proceeds from our dividend reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.
(4) Until required in connection with investments in real estate properties or real estate-related assets, substantially all of the net proceeds of this offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. Amount available for investment from the primary offering may also include anticipated capital improvement expenditures and tenant leasing costs.
Selected Financial Data
The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein for the six months ended June 30, 2013 and contained in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference into the prospectus (in thousands, except share and per share amounts):

	June 30, 2013	December 31, 2012	December 31, 2011	December 31, 2010
Balance sheet data
Total real estate and real estate-related investments, net	$712,154	$318,661	$92,639	$—
Total assets	760,670	349,384	130,858	200
Notes payable	403,890	119,800	42,250	—
Total liabilities	444,994	137,359	45,847	—
Redeemable common stock	8,644	4,804	740	—
Total stockholders’ equity	307,032	207,221	84,271	200

	For the Six Months Ended		For the Years Ended
	June 30, 2013	June 30, 2012	December 31, 2012	December 31, 2011

Operating data
Total revenues	$30,042	$10,057	$27,283	$2,512
Net loss	(8,488)	(4,892)	(7,682)	(2,440)
Net loss per common share - basic and diluted	(0.26)	(0.32)	(0.40)	(0.66)

Other data
Cash flows provided by operating activities	$5,671	$1,368	$7,657	$724
Cash flows used in investing activities	(387,890)	(184,591)	(233,423)	(93,527)
Cash flows provided by financing activities	391,085	163,629	212,105	129,782

Distributions declared	$10,695	$4,876	$12,525	$2,195
Distributions declared per common share (1)	0.322	0.322	0.650	0.340

Weighted-average number of common shares outstanding, basic and diluted	33,177,117	15,118,048	19,253,338	3,724,745

Reconciliation of funds from operations (2)
Net loss	$(8,488)	$(4,892)	$(7,682)	$(2,440)
Depreciation of real estate assets	4,160	1,602	4,150	387
Amortization of lease-related costs	9,290	3,885	9,715	713
FFO	$4,962	$595	$6,183	$(1,340)
_____________________
(1) Distributions declared per common share assumes each share was issued and outstanding each day for the periods presented. Distributions for the periods from June 24, 2011 through February 28, 2012 and March 1, 2012 through June 30, 2013 were based on daily record dates and calculated at a rate of $0.00178082 per share per day.
(2) We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Investors should exercise caution when using non-GAAP performance measures, such as FFO, to make investment decisions. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Information with Respect to the Historical Operating Performance of Our Real Estate and Real Estate-Related Investments
We presently operate in two reportable business segments based on our investment types: real estate and real estate-related. As of June 30, 2013, under the real estate segment, we had invested in ten office properties. As of June 30, 2013, under the real estate-related segment, we had originated a mortgage loan. All revenues earned from our two operating segments were from external customers and there were no intersegment sales or transfers. We do not allocate corporate-level accounts to our operating segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income, non-operating interest expense and other corporate-level expenses.
We evaluate the performance of our segments based upon net operating income (“NOI”), which is a non-GAAP supplemental financial measure. We define NOI for our real estate segment as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees and provision for bad debt) less interest expense. We define NOI for our real estate-related segment as interest income less loan servicing costs and asset management fees. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income and expenses, depreciation and amortization, real estate acquisition fees and expenses and corporate general and administrative expenses. We use NOI to evaluate the operating performance of our real estate and real estate-related investments and to make decisions about resource allocations. We believe that net income is the GAAP measure that is most directly comparable to NOI; however, NOI should not be considered as an alternative to net income as the primary indicator of operating performance, as it excludes the items described above. Additionally, NOI as defined above may not be comparable to other REITs or companies as their definitions of NOI may differ from our definition.
The following tables summarize total revenues and NOI for each reportable segment for the six months ended June 30, 2013 and the year ended December 31, 2012 (in thousands):

	For the Six Months Ended June 30, 2013	For the Year Ended December 31, 2012
Revenues:
Real estate segment	$29,530	$26,394
Real estate-related segment	512	889
Total segment revenues	$30,042	$27,283

Interest Expense
Real estate segment	$3,288	$3,465
Real estate-related segment	—	—
Total segment interest expense	3,288	3,465
Corporate-level	76	103
Total interest expense	$3,364	$3,568

NOI:
Real estate segment	$11,542	$10,795
Real estate-related segment	461	802
Total NOI	$12,003	$11,597

The following table reconciles our net loss to our NOI for the six months ended June 30, 2013 and the year ended December 31, 2012 (in thousands):

	For the Six Months Ended June 30, 2013	For the Year Ended December 31, 2012
Net loss	$(8,488)	$(7,682)
Other interest income	(23)	(28)
Real estate acquisition fees to affiliates	3,950	2,296
Real estate acquisition fees and expenses	1,969	1,069
General and administrative expenses	1,069	1,974
Depreciation and amortization	13,450	13,865
Corporate-level interest expense	76	103
NOI	$12,003	$11,597
Funds from Operations and Modified Funds from Operations
We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
Changes in accounting rules have resulted in a substantial increase in the number of non-operating and non-cash items included in the calculation of FFO. Items such as acquisition fees and expenses, which had previously been capitalized prior to 2009, are currently expensed and accounted for as operating expenses. As a result, our management also uses modified funds from operations (“MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. MFFO excludes from FFO: acquisition fees and expenses; adjustments related to contingent purchase price obligations; amounts relating to straight-line rents and amortization of above and below market intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; amortization of closing costs relating to debt investments; impairments of real estate-related investments; mark-to-market adjustments included in net income; and gains or losses included in net income for the extinguishment or sale of debt or hedges. We compute MFFO in accordance with the definition of MFFO included in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010. Our computation of MFFO may not be comparable to other REITs that do not compute MFFO in accordance with the current IPA definition or that interpret the current IPA definition differently than we do.

We believe that MFFO is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO.  Management believes that excluding acquisition costs from MFFO provides investors with supplemental performance information that is consistent with management’s analysis of the operating performance of the portfolio over time, including periods after our acquisition stage.  MFFO also excludes non-cash items such as straight-line rental revenue.  Additionally, we believe that MFFO provides investors with supplemental performance information that is consistent with the performance indicators and analysis used by management, in addition to net income and cash flows from operating activities as defined by GAAP, to evaluate the sustainability of our operating performance.  MFFO provides comparability in evaluating the operating performance of our portfolio with other non-traded REITs which typically have limited lives with short and defined acquisition periods and targeted exit strategies.  MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. However, MFFO has limitations as a performance measure during the offering stage for non-traded REITs where the price of a share of common stock is a stated value and the net asset value is not established during the offering stage and for a period thereafter.  As a result, MFFO should not be used as a metric to determine or evaluate the net asset value.
FFO and MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO and MFFO include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization and the other items described above. Accordingly, FFO and MFFO should not be considered as alternatives to net income as an indicator of our current and historical operating performance. In addition, FFO and MFFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an indication of our liquidity. We believe FFO and MFFO, in addition to net income and cash flows from operating activities as defined by GAAP, are meaningful supplemental performance measures.
Although MFFO includes other adjustments, the exclusion of straight-line rent and acquisition fees and expenses are the most significant adjustments for the periods presented.  We have excluded these items based on the following economic considerations:

•
Adjustments for straight-line rent.  These are adjustments to rental revenue as required by GAAP to recognize contractual lease payments on a straight-line basis over the life of the respective lease.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the current economic impact of our in-place leases, also providing investors with a useful supplemental metric that addresses core operating performance by removing rent we hope to receive in a future period or rent that was received in a prior period; and

•
Acquisition fees and expenses.  Acquisition fees and expenses related to the acquisition of real estate are expensed.  Although these amounts reduce net income, we exclude them from MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis.  Additionally, acquisition costs have been funded from the proceeds of this offering and debt financings and not from our operations.  We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table, along with our calculation of MFFO, for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 (in thousands). No conclusions or comparisons should be made from the presentation of these periods.

	For the Six Months Ended		For the Years Ended
	June 30, 2013	June 30, 2012	December 31, 2012	December 31, 2011
Net loss	$(8,488)	$(4,892)	$(7,682)	$(2,440)
Depreciation of real estate assets	4,160	1,602	4,150	387
Amortization of lease-related costs	9,290	3,885	9,715	713
FFO	4,962	595	6,183	(1,340)
Straight-line rent and amortization of above- and below-market leases	(2,341)	(1,104)	(2,664)	(280)
Amortization of discounts and closing costs	12	11	22	2
Real estate acquisition fees to affiliates	3,950	1,836	2,296	836
Real estate acquisition fees and expenses	1,969	882	1,069	432
MFFO	$8,552	$2,220	$6,906	$(350)

FFO and MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs. We expect FFO and MFFO to improve as we continue to acquire additional real estate and real estate-related assets.
Information with Respect to Distributions for the Year Ended December 31, 2012 and the Six Months Ended June 30, 2013
During 2012 and 2013, we declared distributions based on daily record dates for each day during the periods from January 1, 2012 through February 28, 2012 and March 1, 2012 through June 30, 2013. Until we have fully invested the proceeds of this offering (and possible future offerings), and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operations or FFO, in which case distributions may be paid in whole or in part from debt financing. Distributions declared, distributions paid and cash flow from operations were as follows for the year ended December 31, 2012 and the six months ended June 30, 2013 (in thousands, except per share amounts):

	Distributions Declared (1)	Distributions Declared Per Share (1) (2)	Distributions Paid (3)			Cash Flows Provided by (Used in) Operating Activities	Sources of Distributions Paid
Period			Cash	Reinvested	Total		Amount Paid from Cash Flows From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2012	$2,026	$0.160	$981	$791	1,772	$(428)	$—	/ 0%	$1,772	/ 100%
Second Quarter 2012	2,850	0.162	1,435	1,186	2,621	1,796	1,796	/ 69%	825	/ 31%
Third Quarter 2012	3,516	0.164	1,825	1,494	3,319	2,948	2,948	/ 89%	371	/ 11%
Fourth Quarter 2012	4,133	0.164	2,111	1,770	3,881	3,341	3,341	/ 86%	540	/ 14%
First Quarter 2013	4,761	0.160	2,427	2,056	4,483	1,498	1,498	/ 33%	2,985	/ 67%
Second Quarter 2013	5,934	0.162	2,951	2,602	5,553	4,173	4,173	/ 75%	1,380	/ 25%
	$23,220	$0.972	$11,730	$9,899	$21,629	$13,328	$13,756		$7,873
____________________
(1)  Distributions for the periods from January 1, 2012 through February 28, 2012 and March 1, 2012 through June 30, 2013 were based on daily record dates and were calculated at a rate of $0.00178082 per share per day.
(2)  Assumes share was issued and outstanding each day during the periods presented.
(3)  Distributions are paid on a monthly basis. Distributions for all record dates for a given month are paid on or about the first business day of the following month.
For the year ended December 31, 2012, we paid aggregate distributions of $11.6 million, including $6.4 million of distributions paid in cash and $5.2 million of distributions reinvested through our dividend reinvestment plan. Our net loss and cash flow from operations for the year ended December 31, 2012 were $7.7 million and $7.7 million, respectively. FFO for the year ended December 31, 2012 was $6.2 million. See reconciliation of FFO to net loss above. We funded our total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $8.1 million of cash flow from operations from the second, third and fourth quarters of 2012 and $3.5 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flow from operations from the relevant periods to fund distribution payments.
For the six months ended June 30, 2013, we paid aggregate distributions of $10.0 million, including $5.4 million of distributions paid in cash and $4.6 million of distributions reinvested through our dividend reinvestment plan. Our net loss for the six months ended June 30, 2013 was $8.5 million. FFO for the six months ended June 30, 2013 was $5.0 million and cash flows provided by operations was $5.7 million. See the reconciliation of FFO to net loss above. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $5.7 million of cash flows provided by operations and $4.3 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flows from operations from the relevant periods to fund distribution payments.
From inception through June 30, 2013, we paid cumulative distributions of $23.3 million and our cumulative net loss during the same period was $18.6 million. To the extent that we pay distributions from sources other than our cash flows provided by operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations and FFO (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under investments we make in mortgage, mezzanine and other loans). However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operations. Further, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in the prospectus and in this supplement. Those factors include: our ability to continue to raise capital to make additional investments; the future operating performance of our investments and future investments in the existing real estate and financial environment; our advisor’s ability to identify investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; the ability of our borrowers and their sponsors to continue to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our dividend reinvestment plan. In the event our FFO and/or cash flow from operations decrease in the future, the level of our distributions may also decrease.  In addition, future distributions declared and paid may exceed FFO and/or cash flow from operations.
Distributions Declared for the Period from July 2013 through November 2013
On May 10, 2013, our board of directors declared distributions based on daily record dates for the period from July 1, 2013 through July 31, 2013, which we paid on August 1, 2013. On July 9, 2013, our board of directors declared distributions based on daily record dates for the period from August 1, 2013 through August 31, 2013, which we paid on September 3, 2013. On August 5, 2013, our board of directors declared distributions based on daily record dates for the period from September 1, 2013 through September 30, 2013, which we paid on October 1, 2013, and distributions based on daily record dates for the period from October 1, 2013 through October 31, 2013, which we expect to pay in November 2013. On October 15, 2013, our board of directors declared distributions based on daily record dates for the period from November 1, 2013 through November 30, 2013, which we expect to pay in December 2013. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.
Distributions for these periods are calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.

Management Compensation
The information set forth below supersedes and replaces the information in the prospectus regarding management compensation.
MANAGEMENT COMPENSATION
Although we have executive officers who manage our operations, we have no paid employees. Our advisor, KBS Capital Advisors, and the real estate and debt finance professionals at our advisor manage our day-to-day affairs and our portfolio of real estate properties and real estate-related investments, subject to our board of directors’ supervision. The following table summarizes all of the compensation and fees that we pay to KBS Capital Advisors and its affiliates, including amounts to reimburse their costs in providing services, and amounts that we pay to our independent directors. Selling commissions and dealer manager fees may vary for different categories of purchasers as described under “Plan of Distribution” in the prospectus. This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold under our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering(1)
	Organization and Offering Stage
Selling Commissions - KBS Capital Markets Group(2)	Up to 6.5% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under our dividend reinvestment plan. Our dealer manager reallows 100% of commissions earned to participating broker-dealers.	$130,000,000
Dealer Manager Fee - KBS Capital Markets Group (2)	Up to 3% of gross offering proceeds, except no dealer manager fee is payable on shares sold under our dividend reinvestment plan. Our dealer manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and in special cases our dealer manager may increase the reallowance. See “Plan of Distribution” in the prospectus.	$60,000,000
Other Organization and Offering Expenses - KBS Capital Advisors and KBS Capital Markets Group (3)(4)
We reimburse our advisor, our dealer manager and their affiliates for organization and offering costs they incur on our behalf. However, at the termination of our primary offering and at the termination of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. In addition, at the end of our primary offering and again at the end of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that organization and offering expenses excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by FINRA) exceed 2% of the gross proceeds we raised in the respective offering. We reimburse our dealer manager for underwriting compensation as discussed in the prospectus, provided that within 30 days after the end of the month in which this primary offering terminates, our dealer manager must reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary offering to exceed 10% of the gross offering proceeds from this primary offering. We also directly pay or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker dealers. However, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement.
		$19,136,791

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering(1)

If we raise the maximum offering amount in our primary offering and the offering under our dividend reinvestment plan, we expect organization and offering expenses (other than selling commissions and the dealer manager fee) to be $19,136,791 or 0.69% of gross offering proceeds. These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with this offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to participating broker-dealers for technology costs associated with this offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers.

Acquisition and Development Stage
Acquisition and Origination Fees - KBS Capital Advisors (3)(5)
Acquisition Fee - 1% of the cost of investments acquired by us, including any acquisition expenses and any debt attributable to such investments. This fee relates to services provided in connection with the selection and purchase of real estate investments. With respect to investments in and originations of loans, we will pay an origination fee to our advisor in lieu of an acquisition fee.
Origination Fee - 1% of the amount to be funded by us to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition or origination expenses related to such investment and any debt we use to fund the acquisition or origination of the loan. This fee relates to services provided to us in connection with sourcing and structuring our investments in and originations of loans. We will not pay an acquisition fee with respect to such loans.
$17,543,200 (maximum offering and no debt)/ $50,123,429 (maximum offering and maximum target leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets)
Acquisition and Origination Expenses (5)
Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in‑house counsel that are not employees of our advisor), costs of due diligence, travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties, real estate-related loans, real estate-related debt securities and other real estate-related investments. We estimate that these expenses will be 0.59% of the cost of investments made by us, excluding fees and expenses associated with such investments.
$10,360,158 (maximum offering and no debt)/ $29,600,450 (maximum offering and maximum target leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets)

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering(1)
Operational Stage
Asset Management Fees - KBS Capital Advisors (3)(6)
With respect to investments in real property, the asset management fee will be a monthly fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, including the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. With respect to investments in loans and any investments other than real property, the asset management fee will be a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto but is exclusive of acquisition or origination fees paid or payable to our advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (excluding acquisition or origination fees paid or payable to our advisor), as of the time of calculation.
Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.
Other Operating Expenses - KBS Capital Advisors (6)
We reimburse the expenses incurred by KBS Capital Advisors in connection with its provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and IT costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time we only reimburse our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if our advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse our advisor or its affiliates for employee costs in connection with services for which KBS Capital Advisors earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers.

Additionally, we have agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform, or the AIP Platform, with respect to certain accounts of our investors serviced through the AIP Platform.
Actual amounts are dependent upon the results of our operations and the number of our shares serviced through the AIP Platform; we cannot determine these amounts at the present time.
Independent Director Compensation (6)
We pay each of our independent directors an annual retainer of $40,000. We also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended; (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each committee meeting attended); (iii) $2,000 for each teleconference board meeting attended; and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.
Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering(1)
Operational and Liquidation/Listing Stage
Subordinated Participation in Net Cash Flows - KBS Capital Advisors (3)(7)
After investors in our offering have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program, and (ii) an 8% per year cumulative, noncompounded return on such net invested capital, KBS Capital Advisors is entitled to receive 15% of our net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to KBS Capital Advisors. The 8% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 8% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 8% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 8% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to participate in our net cash flows. In fact, if KBS Capital Advisors is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than an 8% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Liquidation/Listing Stage
Disposition Fees- KBS Capital Advisors or its affiliates (3) (8)
For substantial assistance in connection with the sale of properties or other investments, we will pay our advisor, our sponsors or one of their affiliates 1% of the contract sales price of each property or other investment sold (including residential or commercial mortgage-backed securities issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with our advisor, our sponsors or their affiliates, the fee paid to our advisor, our sponsors or their affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, our sponsors, their affiliates and unaffiliated third parties may not exceed 6% of the contract sales price. The conflicts committee will determine whether our advisor, our sponsors or one of their affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes our advisor’s preparation of an investment package for the property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by our advisor in connection with a sale. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell properties or other assets to affiliates. However, if we
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Maximum Offering(1)

do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us. Although we are most likely to pay disposition fees to our advisor, our sponsors or one of their affiliates during our liquidation stage, these fees may also be incurred during our operational stage.

Subordinated Incentive Listing Fee -KBS Capital Advisors (3)(7)(9)
Upon listing our common stock on a national securities exchange, a fee equal to 15% of the amount by which (i) the market value of our outstanding stock plus distributions paid by us (including distributions that may constitute a return of capital for federal income tax purposes) prior to listing exceeds (ii) the sum of our stockholders’ net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program, and the amount of cash flow necessary to generate an 8% per year cumulative, noncompounded return on such amount. The 8% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 8% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 8% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 8% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to receive the listing fee. In fact, if KBS Capital Advisors is entitled to the listing fee, the returns of our stockholders will differ, and some may be less than an 8% per year cumulative, noncompounded return.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
_________________________
(1) The estimated maximum dollar amounts are based on the sale of the maximum of 280,000,000 shares to the public, including 80,000,000 shares through our dividend reinvestment plan.
(2) All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. See “Plan of Distribution” in the prospectus.
(3) Our advisor in its sole discretion may defer any fee payable to it under the advisory agreement. These fees may consist of a $35 fee per subscription agreement payable to our advisor for reviewing and processing subscription agreements, acquisition and origination fees, asset management fees, disposition fees, the subordinated participation in net cash flows and the subordinated incentive listing fee. All or any portion of such fees not taken may be deferred without interest and paid when our advisor determines.
(4) In connection with this offering, our sponsors agreed to provide additional indemnification to one of the participating broker dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure our sponsors’ obligations under this indemnification agreement in exchange for the direct payment by our sponsors of, or reimbursement to us by our sponsors for, all costs, expenses and premiums related to this supplemental coverage.
Some of the amounts described under “Other Organization and Offering Expenses” are considered underwriting compensation under the rules of FINRA in connection with this offering. These amounts include (i) the attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar; (ii) the travel, meal and lodging costs of registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars; (iii) the travel, meal and lodging costs of registered persons associated with our dealer manager and registered representatives of the participating broker-dealers to attend bona fide training and education meetings held by us; and (iv) reimbursement to participating broker-dealers for technology costs associated with this offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers. See “Plan of Distribution” in the prospectus for a discussion of underwriting compensation paid in connection with this offering.
(5) Because the acquisition fees we pay our advisor are a percentage of the purchase price of an investment and loan origination fees are a percentage of the amount to be funded by us to acquire or originate a loan, these fees will be greater to the extent we fund acquisitions and originations through (i) the incurrence of debt (which, along with our other liabilities, we expect to represent between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non‑cash reserves) once we have fully invested the proceeds of this offering); (ii) retained cash flows from operations; (iii) issuances of equity in exchange for properties and other assets; and (iv) proceeds from the sale of shares under our dividend reinvestment plan.

In addition to acquisition and origination fees, we reimburse KBS Capital Advisors for amounts it pays in connection with the selection, acquisition or development of a property or acquisition or origination of a loan, whether or not we ultimately acquire or develop the property or acquire or originate the loan. These expenses will be greater to the extent we fund acquisitions and originations through (i) the incurrence of debt (which, along with our other liabilities, we expect to represent between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves) once we have fully invested the proceeds of this offering); (ii) retained cash flows from operations; (iii) issuances of equity in exchange for properties and other assets; and (iv) proceeds from the sale of shares under our dividend reinvestment plan.
A majority of our independent directors would have to approve any increase in the acquisition or origination fees payable to our advisor. Our charter also limits our ability to make or purchase property or other investments if the total of all acquisition or origination fees and expenses relating to the investment exceeds 6% of the contract purchase price or 6% of the total funds advanced.
(6) Commencing with the quarter ended March 31, 2012, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee determines that such excess expenses are justified based on unusual and non-recurring factors. Average invested assets means the average monthly book value of our assets during the 12‑month period before deducting depreciation, bad debts or other non-cash reserves. Total operating expenses means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain on the sale of our assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
(7) Our charter requires that any gain from the sale of assets that we may pay KBS Capital Advisors be reasonable. Under our charter, an interest in gain from the sale of assets is presumptively reasonable if it does not exceed 15% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6% per year cumulative, noncompounded return. Our charter prohibits an interest in the gain from the sale of assets to the extent such interest exceeds what is considered presumptively reasonable. Our advisory agreement sets a higher threshold for the payment of a subordinated incentive fee than that required by our charter. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sale proceeds or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on total operating expenses described in note 6 above. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee.
Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a similar fee if KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. The termination fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs. See “Management-The Advisory Agreement” in the prospectus.
KBS Capital Advisors cannot earn both the subordinated participation in net cash flows and the subordinated incentive listing fee. Any portion of the subordinated participation in net cash flows that KBS Capital Advisors receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.
(8) A majority of the independent directors would have to approve any increase in the disposition fees payable to our advisor, our sponsors and their affiliates above 1% of the contract sales price. Our charter also limits the maximum amount of the disposition fees payable to our advisor, our sponsors and their affiliates to 3% of the contract sales price.
To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on total operating expenses described in note 6 above.
(9) The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. In the event the subordinated incentive listing fee is earned by KBS Capital Advisors as a result of the listing of the shares, any previous payments of the subordinated participation in net cash flows will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay KBS Capital Advisors any further subordinated participation in net cash flows. The subordinated incentive listing fee will count against the limit on total operating expenses described in note 6 above.
Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by entering into a business combination transaction with affiliates of our sponsors. Upon the recommendation of our advisor, our board of directors and conflicts committee determined that, in the event our board of directors and conflicts committee determine that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsors (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless our advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options. We cannot predict whether, and on what terms, an internalization transaction would occur in the future. Our charter would require that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that an internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Fees Earned by and Expenses Reimbursable to Our Advisor and the Dealer Manager
Summarized below are the fees earned by and expenses reimbursable to our advisor and our dealer manager for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, and any related amounts payable as of June 30, 2013 and December 31, 2012, respectively (in thousands):

	Incurred		Payable as of
	Six Months Ended June 30, 2013	Year Ended December 31, 2012	June 30, 2013	December 31, 2012
Form of Compensation
Organization and Offering Stage
Selling commissions	$7,795	$10,138	$—	$—
Dealer manager fees	3,903	4,834	—	—
Reimbursable other offering costs	1,371	1,516	—	16
Acquisition and Development Stage
Acquisition and origination fees	3,950	2,296	—	—
Acquisition and origination expenses	—	—	—	—
Operational Stage
Asset management fees	1,683	1,732	—	—
Reimbursable operating expenses (1)	58	116	—	—
Operational and Liquidation/Listing Stage
Disposition fee	—	—	—	—
Subordinated participation in net cash flows	—	—	—	—
Subordinated incentive listing fee	—	—	—	—
	$18,760	$20,632	$—	$16
_____________________
(1) Our advisor may seek reimbursement for certain employee costs under the advisory agreement. We have reimbursed our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. These amounts totaled $58,000 and $103,000 for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, and were the only employee costs reimbursed under the advisory agreement through June 30, 2013 and December 31, 2012, respectively. We will not reimburse for employee costs in connection with services for which our advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits our advisor or its affiliates may pay to our executive officers.
In connection with this offering, our sponsors agreed to provide additional indemnification to one of the participating broker dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure our sponsors’ obligations under this indemnification agreement in exchange for reimbursement to us by our sponsors for all costs, expenses and premiums related to this supplemental coverage. During the year ended December 31, 2012, our advisor incurred $73,000 for the costs of the supplemental coverage obtained by us.
Through June 30, 2013, our advisor had incurred organization and other offering costs of approximately $4.0 million on our behalf. At the termination of our primary offering and at the termination of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. In addition, at the end of the primary offering and again at the end of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that organization and offering expenses excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by FINRA) exceed 2% of the gross proceeds we raised in the respective offering.
Through June 30, 2013, our dealer manager had incurred offering costs of $3.8 million on our behalf. We reimburse the dealer manager for underwriting compensation as discussed in the prospectus for this offering, provided that within 30 days after the end of the month in which the primary initial public offering terminates, the dealer manager must reimburse us to the extent that our reimbursements cause total underwriting compensation for the primary initial public offering to exceed 10% of the gross offering proceeds from such offering. We also directly pay or reimburse the dealer manager for bona fide invoiced due diligence expenses of broker dealers.

However, no reimbursements made by us to our advisor or the dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement. As of June 30, 2013, selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds. Through June 30, 2013, including shares issued through our dividend reinvestment plan, we had sold 41,103,767 shares in this offering for gross offering proceeds of $408.6 million and incurred selling commissions and dealer manager fees of $36.1 million and other offering costs of $11.6 million. In addition, we have incurred offering expenses of $0.9 million related to a registration statement on Form S-11 we filed with the SEC to register the Follow-On Offering.
Share Redemption Program
Our share redemption program contains numerous restrictions on your ability to redeem your shares. Among other restrictions, during each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program. In 2011, our net proceeds from the dividend reinvestment plan were $0.7 million. During the year ended December 31, 2012, we redeemed $0.7 million of shares of common stock and funded these redemptions with the net proceeds from our dividend reinvestment plan. The average price paid by us to redeem shares during the year ended December 31, 2012 was $9.87 per share. As of December 31, 2012, we had $0.4 million of outstanding and unfulfilled redemption requests, representing approximately 43,194 shares. Effective January 2013, the above-referenced limitation was re-set and based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2012, we have $5.2 million available for redemption in 2013. We redeemed the remaining outstanding and unfulfilled redemptions as of December 31, 2012 of $0.4 million on the January 2013 redemption date. During the six months ended June 30, 2013, we redeemed $1.2 million of shares of common stock in the aggregate and $4.0 million was available for redemptions of shares eligible for redemption for the remainder of 2013. The average price paid by us to redeem shares during the six months ended June 30, 2013 was $9.68 per share. During the six months ended June 30, 2013, we funded redemptions under our share redemption program with the net proceeds from our dividend reinvestment plan.
On March 6, 2013, our board of directors approved a second amended and restated share redemption program (the “Second Amended Share Redemption Program”). Pursuant to the Second Amended Share Redemption Program, we have modified how we will process redemptions that would result in a stockholder owning less than the minimum purchase requirement described in our currently effective, or the most recently effective, registration statement as such registration statement has been amended or supplemented (the “Minimum Purchase Requirement”). Specifically, if we cannot repurchase all shares presented for redemption in any month because of the limitations on redemptions set forth in the program, then we will honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in a stockholder owning less than the Minimum Purchase Requirement, then we would redeem all of such stockholder’s shares. If we are redeeming all of a stockholder’s shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.
There were no other changes in the Second Amended Share Redemption Program. The Second Amended Share Redemption Program became effective on April 7, 2013. Our board of directors may amend, suspend or terminate the share redemption program upon 30 days’ notice to our stockholders.
Dividend Reinvestment Plan
On April 9, 2013, our board of directors approved a second amended and restated dividend reinvestment plan (the “Amended Dividend Reinvestment Plan”). Pursuant to the Amended Dividend Reinvestment Plan, in order to terminate participation in the dividend reinvestment plan, a participant must provide us with written notice. The Amended Dividend Reinvestment Plan reduces the advance notice that a stockholder must provide in order to terminate participation in the dividend reinvestment plan from ten business days prior to the last day of the month to which a distribution relates to four business days prior to the last business day of the month to which a distribution relates.
There were no other changes made in the Amended Dividend Reinvestment Plan. The Amended Dividend Reinvestment Plan became effective April 20, 2013.

Net Tangible Book Value Per Share
In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments. As of December 31, 2012, our net tangible book value per share was $7.81. To the extent we are able to raise substantial proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The offering price under our primary offering (ignoring purchase price discounts for certain categories of purchasers) as of June 30, 2013 was $10.00 per share.
Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, the factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.
Indebtedness
As of June 30, 2013, we had $403.9 million of mortgage debt outstanding. Our mortgage debt consisted of $75.0 million under the Town Center Mortgage Loan, $98.2 million under the U.S. Bank Portfolio Loan, $68.7 million under the RBC Plaza Mortgage Loan and $162.0 million under the National Office Portfolio Mortgage Loan. The Town Center Mortgage Loan matures on March 27, 2018. The U.S. Bank Portfolio Loan matures on February 1, 2016, with two one-year extension options, subject to certain conditions contained in the loan agreement. The RBC Plaza Mortgage Loan matures on February 1, 2017, with an option to extend the maturity date to February 1, 2018, subject to certain terms and conditions contained in the loan documents. The National Office Portfolio Mortgage Loan matures on July 1, 2017, with two one-year extension options, subject to certain conditions contained in the loan documents. As of June 30, 2013, our borrowings and other liabilities were approximately 56% of both the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets, respectively.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to the effects of interest rate changes as a result of borrowings used to maintain liquidity and to fund the acquisition, expansion and refinancing of our real estate investment portfolio and operations. We are also exposed to the effects of changes in interest rates as a result of the acquisition and origination of mortgage, mezzanine, bridge and other loans. Our profitability and the value of our investment portfolio may be adversely affected during any period as a result of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs. We may manage interest rate risk by maintaining a ratio of fixed rate, long-term debt such that floating rate exposure is kept at an acceptable level. In addition, we may utilize a variety of financial instruments, including interest rate caps, floors, and swap agreements, in order to limit the effects of changes in interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payment of distributions to our stockholders and that the losses may exceed the amount we invested in the instruments.

We expect to borrow funds and make investments at a combination of fixed and variable rates. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt or fixed rate real estate loans receivable unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of fixed rate instruments. As of June 30, 2013, the fair value and carrying value of our fixed rate real estate loan receivable was $14.2 million and $14.3 million, respectively. The fair value estimate of our real estate loan receivable is estimated using an internal valuation model that considers the expected cash flows for the loan, underlying collateral value and the estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. As we expect to hold our fixed rate instrument to maturity and the amounts due under such instrument would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instrument, would have a significant impact on our operations. As of June 30, 2013, we did not have any fixed rate debt outstanding.
Conversely, movements in interest rates on variable rate debt and loans receivable would change future earnings and cash flows, but not significantly affect the fair value of those instruments. However, changes in required risk premiums would result in changes in the fair value of floating rate instruments. As of June 30, 2013, we were exposed to market risks related to fluctuations in interest rates on $112.2 million of variable rate debt outstanding after giving consideration to the impact of interest rate swap agreements on approximately $291.7 million of our variable debt. Based on interest rates as of June 30, 2013, if interest rates were 100 basis points higher during the 12 months ending June 30, 2014, interest expense on our variable rate debt would increase by $1.1 million. As of June 30, 2013, one-month LIBOR was 0.19465% and if this index was reduced to 0% during the 12 months ending June 30, 2014, interest expense on our variable rate debt would decrease by $0.2 million. As of June 30, 2013, we did not own any variable rate real estate-related investments.
The annual effective interest rate of our fixed rate real estate loan receivable as of June 30, 2013 was 7.5%. The effective interest rate represents the effective interest rate as of June 30, 2013, using the interest method, which we use to recognize interest income on our real estate loan receivable. The weighted-average interest rate of our variable rate debt as of June 30, 2013 was 2.6%.  The weighted-average interest rate represents the actual interest rate in effect as of June 30, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of June 30, 2013 where applicable.
For a discussion of the interest rate risks related to the current capital and credit markets, see “Risk Factors” herein and in the prospectus and in Part I, Item 1, “Business ─ Market Outlook” contained in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference, and in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Market Outlook - Real Estate and Real Estate Finance Markets” below.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of KBS Real Estate Investment Trust III, Inc. and the notes thereto, included in this supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated balance sheets as of December 31, 2012 and December 31, 2011, the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011, the related notes thereto and the accompanying financial statement schedule, all included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into the prospectus.
This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause our actual results to differ from those anticipated, see “Risk Factors” in the prospectus and in this supplement.
Overview
We were formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2011 and intend to operate in such a manner. On February 4, 2010, we filed a registration statement on Form S-11 with the SEC to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public, of which 200,000,000 shares were registered in our primary offering and 80,000,000 shares were registered under our dividend reinvestment plan. The SEC declared our registration statement effective on October 26, 2010 and we retained KBS Capital Markets Group, an affiliate of our advisor, to serve as the dealer manager of this offering pursuant to a dealer manager agreement. The dealer manager is responsible for marketing our shares in this offering.

We intend to invest in a diverse portfolio of real estate investments. The types of properties that we may invest in include office, industrial and retail properties located throughout the United States. Although we may invest in any of these types of properties, we expect to invest primarily in office and industrial properties. All such real estate assets may be acquired directly by us or the Operating Partnership, though we may invest in other entities that make similar investments. We expect our primary investment focus to be core properties. We also currently expect to allocate between 0 and 20% of our portfolio to real estate-related investments. We also expect to invest in or originate real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. As of June 30, 2013, we owned ten office properties and had originated one first mortgage loan.
As our advisor, KBS Capital Advisors manages our day-to-day operations and our portfolio of real estate properties and real estate-related investments. KBS Capital Advisors makes recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf. Our advisor owns 20,000 shares of our common stock. We have no paid employees.
On March 24, 2011, we broke escrow in this offering and through June 30, 2013, we had sold 41,103,767 shares of common stock for gross offering proceeds of $408.6 million, including 1,119,894 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $10.6 million. We have extended the closing date of this primary initial public offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to the Follow-on Offering is declared effective by the SEC.
Also as of June 30, 2013, we had redeemed 204,461 shares sold in this offering for $2.0 million.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. Pursuant to the Follow-on Offering registration statement, we propose to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary offering. We also expect to register up to $760,000,000 of shares of common stock pursuant to our dividend reinvestment plan in the Follow-on Offering.
We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering for these periods. We may terminate the dividend reinvestment plan offering at any time.
Market Outlook – Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
In the wake of the ongoing sub-par recovery of the U.S. economy, concerns persist regarding the slow pace of job and income growth and the overall economic health of domestic consumers, businesses and governments. At the end of 2012, the U.S. government barely escaped the self-imposed fiscal cliff by enacting legislation that temporarily postponed legislated spending cuts to many government programs. In 2013, the legislative and executive branches of the government were unable to negotiate a new federal budget, and “sequestration” cuts began to take effect in March 2013. The cuts in government expenditures have affected each branch of government and multiple programs within each branch. These decreases in spending contributed to the slowing of U.S. economic growth in the second quarter of 2013. Increased reductions in federal government spending are scheduled in the third and fourth quarters of 2013, which has led a number of banks and economists to lower their projections for 2013 real gross domestic product growth.
With the help of an extremely accommodative Federal Reserve monetary policy, corporate America, and in particular the banking industry, has experienced improved earnings and stronger corporate finances. The U.S. dollar has remained the safe haven currency for the rest of the world, and U.S. asset prices have grown on a relative basis.

In 2012, the economic stimulus provided by certain Federal Reserve programs and an increased demand for U.S.- based assets began to fuel the U.S. commercial real estate market recovery. Transaction volumes have increased and the re-emergence of the CMBS market and the availability of debt capital have spurred on the recovery. This trend has continued throughout 2013 and the U.S. commercial real estate market has gained favor as an alternative investment asset. Looking forward, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
Residential real estate markets also have benefitted from the actions of the Federal Reserve. The introduction of the latest QE program has been directly focused on the purchase of mortgage backed securities at a pace of $45 billion a month and the purchase of longer-term treasury securities at a pace of $40 billion a month. This program has successfully lowered the cost of capital available to home buyers, which in turn has led to an increase in mortgage applications and construction activity. The residential real estate market has also benefitted from the presence of institutional investors who have instituted programs focused on the purchase of single-family homes with the intent of renting these homes. This increase in demand has led to a rebound in the value of residential properties in most major metropolitan areas.
In Europe, concerns remain regarding resolution of the ongoing sovereign debt crisis. Some European banks hold material quantities of sovereign debt on their balance sheets. The possible default or restructuring of the sovereign debt obligations of certain European Union countries and the resulting negative impact on the global financial markets remains a significant concern. The uncertainty surrounding the size of the problem and how regulators and governments intend to deal with the situation has caused many investors to reassess their pricing of sovereign risks. In the wake of the crisis, some nations continue to experience an ongoing elevated cost of capital. In November 2012, Moody’s downgraded France’s sovereign debt rating to Aa1 from AAA and, in February 2013, Moody’s downgraded the U.K. government debt to Aa1 from AAA as well. In the past 15 months, Asia also has seen a number of ratings downgrades, with Fitch downgrading Japan to A+ in May of 2012 and China to A+ in April of 2013. The global ratings agencies continue to have a number of sovereign issuers on negative watch as governments have struggled to resolve their budget issues and face growing debt obligations.
Overall, despite indications of tepid recovery both in the United States and abroad, uncertainties abound. China’s export-based economy has slowed and Japan has recently embarked upon a large scale QE program of its own. In the United States, the Federal Reserve has begun to address the timing of the completion of the current QE program which, when combined with the highly adversarial political climate at the federal level, has led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
Impact on Our Real Estate Investments
The events of the past six years have had, and will likely continue to have, a significant impact, both positive and negative, on our real estate investments. Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which has resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in additional decreases in cash flows. Historically low interest rates have helped offset some of the impact of these decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have begun to increase in the anticipation of the cessation of QE.
Impact on Our Real Estate‑Related Investment
Our real estate-related investment is directly secured by commercial real estate. As a result, our real estate-related investment may be impacted to some degree by the same factors that may impact our real estate investments, as may future investments in real estate-related assets.
As of June 30, 2013, we had a fixed rate real estate loan receivable with a principal balance of $14.3 million and a carrying value of $14.3 million that matures in 2016.
Impact on Our Financing Activities
In light of the risks associated with volatile operating cash flows from our real estate properties, we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, potentially negatively impacting the value of our investments. As of June 30, 2013, we had variable rate notes payable with an aggregate principal amount outstanding of $403.9 million, all of which mature between 2016 and 2018. The interest rates on $291.7 million of our variable rate notes payable are effectively fixed through interest rate swap agreements.

Liquidity and Capital Resources
We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase real estate and real estate-related investments and conduct our operations from: the proceeds of this offering, including our dividend reinvestment plan, and any future follow-on offerings we may conduct; secured or unsecured financings from banks and other lenders; and any undistributed funds from our operations.
On March 24, 2011, we broke escrow in this offering and through June 30, 2013, we had sold 41,103,767 shares for gross offering proceeds of $408.6 million, including 1,119,894 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $10.6 million. Also as of June 30, 2013, we had redeemed 204,461 shares sold in this offering for $2.0 million. If we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the type, number, size and geographic region of investments we make and the value of an investment in us will be tied more closely to the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We have extended the closing date of this primary initial public offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to the Follow-on Offering is declared effective by the SEC.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. Pursuant to the Follow-on Offering registration statement, we propose to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary offering. We also expect to register up to $760,000,000 of shares of common stock pursuant to our dividend reinvestment plan in the Follow-on Offering.
We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering for these periods.
We may terminate the primary initial public offering and dividend reinvestment plan offering at any time.
During the six months ended June 30, 2013, we acquired four office properties. Our cash needs for those investments were met with proceeds from this offering and debt financing. Operating cash needs during the same period were met through cash flow generated by our real estate properties and real-estate related investment.
Our investments in real estate generate cash flow in the form of rental revenues and tenant reimbursements, which are reduced by operating expenditures, debt service payments, the payment of asset management fees and corporate general and administrative expenses. Cash flows from operations from our real estate investments is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates on our leases, the collectibility of rent and operating recoveries from our tenants and how well we manage our expenditures. As of June 30, 2013, we owned ten office properties that were collectively 89% occupied.
Our real estate-related investment generates cash flow in the form of interest income, which is reduced by loan servicing fees, the payment of asset management fees and corporate general and administrative expenses. Cash flows from operations from our real estate-related investment is primarily dependent on the operating performance of the underlying collateral and the borrower’s ability to make its debt service payments. As of June 30, 2013, the borrower under our real estate loan receivable was current on all contractual debt service payments to us.
As of June 30, 2013, we had mortgage debt obligations in the aggregate principal amount of $403.9 million, all of which mature between 2016 and 2018. As of June 30, 2013, we had $42.6 million of revolving debt available for future disbursements under a portfolio loan, subject to certain conditions set forth in the loan agreement.
We made distributions to our stockholders during the six months ended June 30, 2013 using a combination of cash flows from operations and debt financing. We believe that our cash flows from operations, cash on hand, proceeds from our dividend reinvestment plan and anticipated financing activities are sufficient to meet our liquidity needs for the foreseeable future.

Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended June 30, 2013 did not exceed the charter imposed limitation.
Cash Flows from Operating Activities
We commenced operations in connection with the origination of our first investment on June 24, 2011. As of June 30, 2013, we owned ten office properties and one real estate loan receivable. During the six months ended June 30, 2013, net cash provided by operating activities was $5.7 million. We expect that our cash flows from operating activities will increase in future periods as a result of owning investments acquired in 2013 for an entire period and anticipated future acquisitions of real estate investments and acquisitions or originations of real estate‑related investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $387.9 million for the six months ended June 30, 2013 and primarily consisted of the following:

•	$384.7 million for the acquisition of four real estate properties;

•	$2.5 million of improvements to real estate; and

•	$0.7 million of funding obligations under our real estate loan receivable.
Cash Flows from Financing Activities
Our cash flows from financing activities consist primarily of proceeds from this offering, debt financings and distributions paid to our stockholders. During the six months ended June 30, 2013, net cash provided by financing activities was $391.1 million and primarily consisted of the following:

•	$280.2 million of net cash provided by debt financing as a result of proceeds from notes payable of $284.1 million, partially offset by payments of deferred financing costs of $3.9 million;

•
$117.5 million of net cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees and other organization and offering expenses of $15.6 million, including $0.9 million of other organization and offering expenses related to the Follow-on Offering;

•	$5.4 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $4.7 million; and

•	$1.3 million of cash used for redemptions of common stock.
Once we have fully invested the proceeds of our public offerings, we expect that our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). We expect our debt financing related to the acquisition of core properties to be between 45% and 65% of the aggregate cost of all such assets. We expect our debt financing related to the acquisition or origination of real estate-related investments to be between 0% and 65% of the aggregate cost of all such assets, depending upon the availability of such financings in the marketplace. Though this is our target leverage, our charter does not limit our leverage until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), and we may exceed this limit with the approval of the conflicts committee of our board of directors. To the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. As of June 30, 2013, our borrowings and other liabilities were approximately 56% of both the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets, respectively.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and our dealer manager. Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse our advisor, our dealer manager or their affiliates, as applicable, for organization and other offering costs paid by them on our behalf. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our conflicts committee.

Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of June 30, 2013 (in thousands):

		Payments Due During the Years Ended December 31,
Contractual Obligations	Total	Remainder of 2013	2014-2015	2016-2017	Thereafter
Outstanding debt obligations (1)	$403,890	$—	$—	$328,890	$75,000
Interest payments on outstanding debt obligations (2)	40,324	5,354	21,240	13,223	507
Outstanding funding obligations under real estate loan receivable	9,632	(3)	(3)	(3)	—
_____________________
(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect as of June 30, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable). We incurred interest expense of $2.9 million, excluding amortization of deferred financing costs totaling $0.5 million, during the six months ended June 30, 2013.
(3) On June 24, 2011, we originated the Aberdeen First Mortgage Loan. As of June 30, 2013, we had disbursed $14.3 million to the borrower under the Aberdeen First Mortgage Loan and another $9.6 million remained available for future funding, subject to certain conditions set forth in the loan agreement. This amount does not have a fixed funding date, but may be funded in any future year, subject to certain conditions set forth in the loan agreement. The Aberdeen First Mortgage Loan matures on July 1, 2016.
Results of Operations
Overview
Our results of operations as of June 30, 2013 are not indicative of those expected in future periods, as we broke escrow in this offering on March 24, 2011 and have since been raising money in and investing the proceeds from this offering. As of June 30, 2012, we owned five office properties and one real estate loan receivable. As of June 30, 2013, we owned ten office properties and one real estate loan receivable. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of owning the investments acquired in 2013 for an entire period and anticipated future acquisitions of real estate and real estate-related investments. As a result, the results of operations presented for the three and six months ended June 30, 2013 and 2012 are not directly comparable.
Comparison of the three months ended June 30, 2013 versus the three months ended June 30, 2012
The following table provides summary information about our results of operations for the three months ended June 30, 2013 and 2012 (dollar amounts in thousands):

	Three Months Ended June 30,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions/ Originations (1)	$ Change Due to Properties or Loans Held Throughout Both Periods (2)
	2013	2012
Rental income	$11,973	$5,850	$6,123	105%	$5,773	$350
Tenant reimbursements	3,918	1,141	2,777	243%	2,314	463
Interest income from real estate loan receivable	261	214	47	22%	—	47
Other operating income	224	12	212	100%	218	(6)
Operating, maintenance and management costs	4,169	1,487	2,682	180%	2,549	133
Real estate taxes, property-related taxes and insurance	3,221	996	2,225	223%	1,777	448
Asset management fees to affiliate	919	472	447	95%	412	35
Real estate acquisition fees to affiliates	2,695	708	1,987	281%	1,987	n/a
Real estate acquisition fees and expenses	1,663	563	1,100	195%	1,100	n/a
General and administrative expenses	611	456	155	34%	n/a	n/a
Depreciation and amortization	7,312	4,018	3,294	82%	3,541	(247)
Interest expense	1,918	1,281	637	50%	770	(133)
_____________________
(1) Represents the dollar amount increase (decrease) for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 related to real estate and real estate-related investments acquired or originated on or after April 1, 2012.
(2) Represents the dollar amount increase (decrease) for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 with respect to real estate and real estate-related investments owned by us throughout both periods presented.

Rental income and tenant reimbursements from our real estate properties increased from $7.0 million for the three months ended June 30, 2012 to $15.9 million for the three months ended June 30, 2013 primarily as a result of the growth in our real estate portfolio. We expect that our rental income and tenant reimbursements will increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate.
Interest income from our real estate loan receivable, recognized using the interest method, increased from $0.2 million during the three months ended June 30, 2012 to $0.3 million during the three months ended June 30, 2013. The increase in interest income is a result of an increase in the overall loan balance as a result of advances made under the real estate loan receivable. We expect interest income to increase in future periods as we make advances under the real estate loan receivable and to the extent we make additional investments in real estate loans receivable.
Operating, maintenance and management costs increased from $1.5 million for the three months ended June 30, 2012 to $4.2 million for the three months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. We expect operating, maintenance and management costs to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate assets.
Real estate taxes, property-related taxes and insurance increased from $1.0 million for the three months ended June 30, 2012 to $3.2 million for the three months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. The increase in real estate taxes, property-related taxes and insurance for properties held throughout both periods was primarily due to property tax reassessments. We expect real estate taxes, property-related taxes and insurance to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate assets.
Asset management fees with respect to our real estate and real estate-related investments increased from $0.5 million for the three months ended June 30, 2012 to $0.9 million for the three months ended June 30, 2013, primarily as a result of the growth of our real estate portfolio. All asset management fees incurred as of June 30, 2013 have been paid. We expect asset management fees to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate and real estate-related investments.
Real estate acquisition fees and expenses to affiliates and non-affiliates increased from $1.3 million for the three months ended June 30, 2012 to $4.4 million for the three months ended June 30, 2013. The increase is primarily due to the difference in the total acquisition cost for real estate acquired during the three months ended June 30, 2012 of $70.2 million compared to the total acquisition cost for real estate acquired during the three months ended June 30, 2013 of $266.5 million. We expect real estate acquisition fees and expenses to vary in future periods based upon acquisition and origination activity.
General and administrative expenses increased from $0.5 million for the three months ended June 30, 2012 to $0.6 million for the three months ended June 30, 2013. We expect general and administrative costs to increase in the future as we make additional investments but to decrease as a percentage of total revenue.
Depreciation and amortization increased from $4.0 million for the three months ended June 30, 2012 to $7.3 million for the three months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. We expect depreciation and amortization to increase in future periods as a result of owning the real estate acquired during 2013 for an entire period and anticipated future acquisitions of real estate assets.
Interest expense increased from $1.3 million for the three months ended June 30, 2012 to $1.9 million for the three months ended June 30, 2013. Included in interest expense is the amortization of deferred financing costs of $0.3 million for the three months ended June 30, 2012 and 2013, respectively. The increase in interest expense is primarily a result of an increased notes payable principal balance as a result of our use of debt in acquiring real estate assets in 2012 and 2013. We expect interest expense to increase in future periods as a result of additional borrowing for anticipated future acquisitions of real estate and acquisitions or originations of real estate-related investments.

Comparison of the six months ended June 30, 2013 versus the six months ended June 30, 2012
The following table provides summary information about our results of operations for the six months ended June 30, 2013 and 2012 (dollar amounts in thousands):

	Six Months Ended June 30,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions/ Originations (1)	$ Change Due to Properties or Loans Held Throughout Both Periods (2)
	2013	2012
Rental income	$22,144	$7,633	$14,511	190%	$14,465	$46
Tenant reimbursements	6,982	1,999	4,983	249%	4,507	476
Interest income from real estate loan receivable	512	413	99	24%	—	99
Other operating income	404	12	392	100%	392	—
Operating, maintenance and management costs	7,438	1,963	5,475	279%	5,464	11
Real estate taxes, property-related taxes and insurance	5,630	1,429	4,201	294%	3,851	350
Asset management fees to affiliate	1,683	659	1,024	155%	993	31
Real estate acquisition fees to affiliates	3,950	1,836	2,114	115%	2,114	n/a
Real estate acquisition fees and expenses	1,969	882	1,087	123%	1,087	n/a
General and administrative expenses	1,069	1,059	10	1%	n/a	n/a
Depreciation and amortization	13,450	5,487	7,963	145%	7,961	2
Interest expense	3,364	1,650	1,714	104%	1,982	(268)
_____________________
(1) Represents the dollar amount increase (decrease) for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 related to real estate and real estate-related investments acquired or originated on or after January 1, 2012.
(2) Represents the dollar amount increase (decrease) for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 with respect to real estate and real estate-related investments owned by us throughout both periods presented.
Rental income and tenant reimbursements from our real estate properties increased from $9.6 million for the six months ended June 30, 2012 to $29.1 million for the six months ended June 30, 2013 primarily as a result of the growth in our real estate portfolio. We expect that our rental income and tenant reimbursements will increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate.
Interest income from our real estate loan receivable, recognized using the interest method, increased from $0.4 million during the six months ended June 30, 2012 to $0.5 million during the six months ended June 30, 2013. The increase in interest income is a result of an increase in the overall loan balance as a result of advances made under the real estate loan receivable. We expect interest income to increase in future periods as we make advances under the real estate loan receivable and to the extent we make additional investments in real estate loans receivable.
Operating, maintenance and management costs increased from $2.0 million for the six months ended June 30, 2012 to $7.4 million for the six months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. We expect operating, maintenance and management costs to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate assets.
Real estate taxes, property-related taxes and insurance increased from $1.4 million for the six months ended June 30, 2012 to $5.6 million for the six months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. The increase in real estate taxes, property-related taxes and insurance for properties held throughout both periods was primarily due to property tax reassessments. We expect real estate taxes, property- related taxes and insurance to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate assets.
Asset management fees with respect to our real estate and real estate-related investments increased from $0.7 million for the six months ended June 30, 2012 to $1.7 million for the six months ended June 30, 2013, primarily as a result of the growth of our real estate portfolio. All asset management fees incurred as of June 30, 2013 have been paid. We expect asset management fees to increase in future periods as a result of owning the real estate acquired in 2013 for an entire period and anticipated future acquisitions of real estate and real estate-related investments.
Real estate acquisition fees and expenses to affiliates and non-affiliates increased from $2.7 million for the six months ended June 30, 2012 to $5.9 million for the six months ended June 30, 2013. The increase is primarily due to the difference in the total acquisition cost for real estate acquired during the six months ended June 30, 2012 of $182.8 million compared to the total acquisition cost for real estate acquired during the six months ended June 30, 2013 of $390.6 million. We expect real estate acquisition fees and expenses to vary in future periods based upon acquisition and origination activity.

Depreciation and amortization increased from $5.5 million for the six months ended June 30, 2012 to $13.5 million for the six months ended June 30, 2013, primarily as a result of the growth in our real estate portfolio. We expect depreciation and amortization to increase in future periods as a result of owning the real estate acquired during 2013 for an entire period and anticipated future acquisitions of real estate assets.
Interest expense increased from $1.7 million for the six months ended June 30, 2012 to $3.4 million for the six months ended June 30, 2013. Included in interest expense is the amortization of deferred financing costs of $0.4 million and $0.5 million for the six months ended June 30, 2012 and 2013, respectively. The increase in interest expense is primarily a result of an increased notes payable principal balance as a result of our use of debt in acquiring real estate assets in 2012 and 2013. We expect interest expense to increase in future periods as a result of additional borrowing for anticipated future acquisitions of real estate and acquisitions or originations of real estate-related investments.
Critical Accounting Policies
Our consolidated interim financial statements have been prepared in accordance with GAAP and in conjunction with the rules and regulations of the SEC. The preparation of our financial statements requires significant management judgments, assumptions and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. A discussion of the accounting policies that management considers critical in that they involve significant management judgments, assumptions and estimates is included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. There have been no significant changes to our policies during 2013.
Experts
The consolidated financial statements and financial statement schedule of KBS Real Estate Investment Trust III, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The (i) statement of revenues over certain operating expenses of the RBC Plaza for the year ended December 31, 2012, incorporated by reference in the prospectus from KBS Real Estate Investment Trust III, Inc.’s Current Report on Form 8-K/A, filed with the SEC on April 15, 2013, (ii) statement of revenues over certain operating expenses of the Tower on Lake Carolyn for the year ended December 31, 2011, incorporated by reference in the prospectus from KBS Real Estate Investment Trust III, Inc.’s Current Report on Form 8-K/A, filed with the SEC on March 8, 2013, (iii) statement of revenues over certain operating expenses of Gateway Tech Center for the year ended December 31, 2011, incorporated by reference in the prospectus from KBS Real Estate Investment Trust III, Inc.’s Current Report on Form 8-K/A, filed with the SEC on June 27, 2012, (iv) statement of revenues over certain operating expenses of the McEwen Building for the year ended December 31, 2011, incorporated by reference in the prospectus from KBS Real Estate Investment Trust III, Inc.’s Current Report on Form 8-K/A, filed with the SEC on June 6, 2012, and (v) statement of revenues over certain operating expenses of Town Center for the year ended December 31, 2011, incorporated by reference in the prospectus from KBS Real Estate Investment Trust III, Inc.’s Current Report on Form 8-K/A, filed with the SEC on May 10, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such statements of revenues over certain operating expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The statement of revenues over certain operating expenses of the National Office Portfolio for the year ended December 31, 2012, appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission (“SEC”). The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus at the website maintained for us, other KBS-sponsored programs and our advisor and its affiliates at www.kbsreits.com (URL for documents: https://www.kbs-cmg.com/~/REIT_III/kbs_reitIII_info.htm). There is additional information about us and our affiliates at our website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-164703), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the SEC on May 13, 2013;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 8, 2013;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2013;

•	Current Report on Form 8-K filed with the SEC on July 11, 2013;

•	Current Report on Form 8-K filed with the SEC on June 19, 2013;

•	Current Report on Form 8-K filed with the SEC on May 28, 2013;

•	Current Report on Form 8-K filed with the SEC on April 15, 2013;

•	Current Report on Form 8-K/A filed with the SEC on April 15, 2013;

•	Current Report on Form 8-K filed with the SEC on April 10, 2013;

•	Current Report on Form 8-K filed with the SEC on April 2, 2013;

•	Current Report on Form 8-K/A filed with the SEC on March 8, 2013;

•	Current Report on Form 8-K filed with the SEC on February 4, 2013;

•	Current Report on Form 8-K filed with the SEC on January 24, 2013;

•	Current Report on Form 8-K/A filed with the SEC on June 27, 2012;

•	Current Report on Form 8-K/A filed with the SEC on June 6, 2012;

•	Current Report on Form 8-K/A filed with the SEC on May 10, 2012; and

•	Registration Statement on Form 8-A filed with the SEC on April 30, 2012.
We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:
KBS Capital Markets Group LLC
660 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Telephone: (866) 527-4264
Fax: (949) 717-6201
www.kbs-cmg.com
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Where You Can Find More Information
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Appendix A
SECOND AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN
Adopted April 19, 2013
KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”), has adopted a Second Amended and Restated Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 80,000,000.
2.Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.
3.Dividend Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. To the extent required by state securities laws, such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.
4.Procedures for Participation. Qualifying stockholders may elect to become Participants by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company, the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and, to the extent required by state securities laws, make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid monthly as authorized and declared by the Company’s board of directors.
5.Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, Participants will acquire Common Stock at a price of $9.50 per share. Upon the Company’s announcement in a public filing with the Securities and Exchange Commission that the Company has established an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering, Participants will acquire Common Stock at a price equal to the estimated value of the Company’s Common Stock. The Company expects to establish an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public offering after the completion of its offering stage and to provide updated estimates of the per share value of its Common Stock from time to time thereafter. The Company’s offering stage will be complete when the Company is no longer publicly offering equity securities - whether through its initial public offering or follow-on public offerings - and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in KBS Limited Partnership III, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.
6.Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.
7.Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.
8.Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

A-1

9.Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b--10(b) promulgated under the Securities Exchange Act of 1934.
10.Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the last business day of the month to which the Distribution relates. Notwithstanding the preceding sentence, if the Company publicly announces in a filing with the Securities and Exchange Commission a new estimated value per share of its Common Stock, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.
11.Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to Participants.
12.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.
13.Governing Law. The DRP shall be governed by the laws of the State of Maryland.

A-2

National Office Portfolio

Report of Independent Auditors	F-23
Statements of Revenues Over Certain Operating Expenses for the Three Months Ended March 31, 2013 (unaudited) and the Year Ended December 31, 2012	F-24
Notes to the Statements of Revenues Over Certain Operating Expenses for the Three Months Ended March 31, 2013 (unaudited) and the Year Ended December 31, 2012	F-25

Unaudited Pro Forma Financial Information

Summary of Unaudited Pro Forma Financial Statements	F-27
Unaudited Pro Forma Balance Sheet as of March 31, 2013	F-28
Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2013	F-30
Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2012	F-32

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Real estate:
Land	$87,723	$32,384
Buildings and improvements	549,360	246,258
Tenant origination and absorption costs	86,961	40,418
Total real estate, cost	724,044	319,060
Less accumulated depreciation and amortization	(26,238)	(14,090)
Total real estate, net	697,806	304,970
Real estate loan receivable, net	14,348	13,691
Cash and cash equivalents	32,384	23,518
Rents and other receivables, net	5,183	3,545
Above-market leases, net	815	881
Deferred financing costs, prepaid expenses and other assets	10,134	2,779
Total assets	$760,670	$349,384
Liabilities and stockholders’ equity
Notes payable	$403,890	$119,800
Accounts payable and accrued liabilities	15,975	8,054
Due to affiliates	—	16
Distributions payable	2,124	1,465
Below-market leases, net	17,504	5,152
Other liabilities	5,501	2,872
Total liabilities	444,994	137,359
Commitments and contingencies (Note 13)
Redeemable common stock	8,644	4,804
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 40,919,306 and 27,148,131 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	409	271
Additional paid-in capital	350,012	231,792
Accumulated other comprehensive income	636	—
Cumulative distributions and net losses	(44,025)	(24,842)
Total stockholders’ equity	307,032	207,221
Total liabilities and stockholders’ equity	$760,670	$349,384
See accompanying condensed notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental income	$11,973	$5,850	$22,144	$7,633
Tenant reimbursements	3,918	1,141	6,982	1,999
Interest income from real estate loan receivable	261	214	512	413
Other operating income	224	12	404	12
Total revenues	16,376	7,217	30,042	10,057
Expenses:
Operating, maintenance and management	4,169	1,487	7,438	1,963
Real estate taxes and insurance	3,221	996	5,630	1,429
Asset management fees to affiliate	919	472	1,683	659
Real estate acquisition fees to affiliates	2,695	708	3,950	1,836
Real estate acquisition fees and expenses	1,663	563	1,969	882
General and administrative expenses	611	456	1,069	1,059
Depreciation and amortization	7,312	4,018	13,450	5,487
Interest expense	1,918	1,281	3,364	1,650
Total expenses	22,508	9,981	38,553	14,965
Other income:
Other interest income	19	5	23	16
Net loss	$(6,113)	$(2,759)	$(8,488)	$(4,892)
Net loss per common share, basic and diluted	$(0.17)	$(0.16)	$(0.26)	$(0.32)
Weighted-average number of common shares outstanding, basic and diluted	36,616,023	17,586,160	33,177,117	15,118,048
See accompanying condensed notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(6,113)	$(2,759)	$(8,488)	$(4,892)
Other comprehensive income:
Unrealized gains on derivative instruments	1,887	—	636	—
Total other comprehensive income	1,887	—	636	—
Total comprehensive loss	$(4,226)	$(2,759)	$(7,852)	$(4,892)

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2012 and the Six Months Ended June 30, 2013 (unaudited)
(dollars in thousands)

			Additional Paid-in Capital	Cumulative Distributions and Net Losses	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Common Stock
	Shares	Amounts
Balance at December 31, 2011	10,468,043	$105	$88,801	$(4,635)	$—	$84,271
Issuance of common stock	16,755,000	167	166,690	—	—	166,857
Transfers to redeemable common stock	—	—	(4,501)	—	—	(4,501)
Redemptions of common stock	(74,912)	(1)	(739)	—	—	(740)
Distributions declared	—	—	—	(12,525)	—	(12,525)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(14,972)	—	—	(14,972)
Other offering costs	—	—	(3,487)	—	—	(3,487)
Net loss	—	—	—	(7,682)	—	(7,682)
Balance, December 31, 2012	27,148,131	$271	$231,792	$(24,842)	$—	$207,221
Net loss	—	—	—	(8,488)	—	(8,488)
Other comprehensive income	—	—	—	—	636	636
Issuance of common stock	13,900,724	139	137,586	—	—	137,725
Transfers to redeemable common stock	—	—	(3,403)	—	—	(3,403)
Redemptions of common stock	(129,549)	(1)	(1,254)	—	—	(1,255)
Distributions declared	—	—	—	(10,695)	—	(10,695)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(11,698)	—	—	(11,698)
Other offering costs	—	—	(3,011)	—	—	(3,011)
Balance, June 30, 2013	40,919,306	$409	$350,012	$(44,025)	$636	$307,032
See accompanying condensed notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(8,488)	$(4,892)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,450	5,487
Noncash interest income on real estate-related investment	12	11
Deferred rents	(1,829)	(945)
Allowance for doubtful accounts	79	—
Amortization of above- and below-market leases, net	(512)	(159)
Amortization of deferred financing costs	545	416
Changes in operating assets and liabilities:
Rents and other receivables	150	(299)
Deferred financing costs, prepaid expenses and other assets	(1,804)	(571)
Accounts payable and accrued liabilities	1,775	1,293
Other liabilities	2,293	1,027
Net cash provided by operating activities	5,671	1,368
Cash Flows from Investing Activities:
Acquisitions of real estate	(384,733)	(182,808)
Improvements to real estate	(2,488)	(249)
Advances on real estate loans receivable	(669)	(1,534)
Net cash used in investing activities	(387,890)	(184,591)
Cash Flows from Financing Activities:
Proceeds from notes payable	284,090	88,350
Payments of deferred financing costs	(3,880)	(1,543)
Proceeds from issuance of common stock	133,067	89,947
Payments to redeem common stock	(1,255)	(503)
Payments of commissions on stock sales and related dealer manager fees	(11,698)	(8,346)
Payments of other offering costs	(3,861)	(1,860)
Distributions paid to common stockholders	(5,378)	(2,416)
Net cash provided by financing activities	391,085	163,629
Net increase (decrease) in cash and cash equivalents	8,866	(19,594)
Cash and cash equivalents, beginning of period	23,518	37,179
Cash and cash equivalents, end of period	$32,384	$17,585
Supplemental Disclosure of Cash Flow Information:
Interest paid	$2,424	$985
Supplemental Disclosure of Noncash Transactions:
Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$4,658	$1,977
Increase in other offering costs payable	$65	$202
Increase in distributions payable	$659	$483
Increase in capital expenses payable	$197	$494
Liabilities assumed in connection with real estate acquisition	$5,824	$—
Increase in lease commissions payable	$50	$101
See accompanying condensed notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2013
(unaudited)

1.	ORGANIZATION
KBS Real Estate Investment Trust III, Inc. (the “Company”) was formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2011. Substantially all of the Company’s business is expected to be conducted through KBS Limited Partnership III (the “Operating Partnership”), a Delaware limited partnership. The Company is the sole general partner of and owns a 0.1% partnership interest in the Operating Partnership. KBS REIT Holdings III LLC (“REIT Holdings III”), the limited partner of the Operating Partnership, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. The Company is the sole member and manager of REIT Holdings III.
Subject to certain restrictions and limitations, the business of the Company is externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement the Company entered into with the Advisor (the “Advisory Agreement”). On January 26, 2010, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. As of June 30, 2013, the Advisor owned 20,000 shares of the Company’s common stock.
The Company intends to invest in a diverse portfolio of real estate properties and real estate-related assets. The primary types of properties the Company expects to invest in include office, industrial and retail properties located throughout the United States. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. The Company also expects to invest in real estate-related assets such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. As of June 30, 2013, the Company owned ten office properties and one first mortgage loan secured by a deed of trust.
On February 4, 2010, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 80,000,000 shares are being offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on October 26, 2010, and the Company retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Company, to serve as the dealer manager of the Offering pursuant to a dealer manager agreement, as amended and restated (the “Dealer Manager Agreement”). As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate properties and real estate-related assets.
On March 24, 2011, the Company broke escrow in the Offering and through June 30, 2013, the Company had sold 41,103,767 shares of common stock for gross offering proceeds of $408.6 million, including 1,119,894 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $10.6 million. The Company has extended the closing date of its primary offering until the earlier of the sale of all 200,000,000 shares or April 24, 2014.
As of June 30, 2013, the Company had redeemed 204,461 shares sold in the Offering for $2.0 million.
On February 14, 2013, the Company filed a registration statement on Form S-11 with the SEC to register a follow-on public offering (the “Follow-on Offering”). Pursuant to the Follow-on Offering registration statement, the Company proposes to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary Follow-on Offering. The Company also expects to register up to $760,000,000 of shares of common stock pursuant to the Company’s dividend reinvestment plan in the Follow-on Offering.
The Company can give no assurance that it will commence or complete a Follow-on Offering. Its offering stage will depend on a number of considerations, including the composition of its portfolio and opportunities in the market for real estate investments. The Company will continue to monitor these factors and may adjust the termination date of its offering stage as necessary should these factors change.
The Company plans to continue to offer shares under its dividend reinvestment plan beyond the termination of the offering stage for its primary offering until it has sold 80,000,000 shares through the reinvestment of distributions.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
There have been no significant changes to the Company’s accounting policies since it filed its audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, except for the addition of an accounting policy with respect to derivative instruments. For further information about the Company’s accounting policies, refer to the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC.
Principles of Consolidation and Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the financial statements for the unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such periods. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.
The consolidated financial statements include the accounts of the Company, REIT Holdings III, the Operating Partnership and their direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements and condensed notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments in the accompanying consolidated statements of operations.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. The Company also assesses and documents, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When the Company determines that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and reclassifies amounts recorded to accumulated other comprehensive income (loss) to earnings.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the three and six months ended June 30, 2013 and 2012, respectively.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

Distributions declared per common share were $0.162 and $0.322 for the three and six months ended June 30, 2013, respectively. Distributions declared per common share were $0.162 and $0.322 for the three and six months ended June 30, 2012, respectively. Distributions declared per common share assumes each share was issued and outstanding each day during the three and six months ended June 30, 2013 and 2012, respectively. For each day that was a record date for distributions during the three and six months ended June 30, 2013 and 2012, distributions were calculated at a rate of $0.00178082 per share per day. Each day during the period from January 1, 2013 through June 30, 2013 was a record date for distributions. Each day during the periods from January 1, 2012 through February 28, 2012 and March 1, 2012 through June 30, 2012 was a record date for distributions.
Segments
The Company’s segments are based on the Company’s method of internal reporting, which classifies its operations by investment type: real estate and real estate-related. For financial data by segment, see Note 11, “Segment Information.”
Recently Issued Accounting Standards Update
In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU No. 2013-02”). ASU No. 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts, such as when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU No. 2013-02 is effective for reporting periods beginning after December 31, 2012. The adoption of ASU No. 2013-02 did not have a material impact on the Company’s consolidated financial statements.

3.	RECENT ACQUISITIONS OF REAL ESTATE
During the six months ended June 30, 2013, the Company acquired the following properties (in thousands):

						Intangibles
Property Name	City	State	Acquisition Date	Land	Building and Improvements	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities	Total Purchase Price
RBC Plaza	Minneapolis	MN	01/31/2013	$16,951	$92,366	$16,825	$31	$(2,151)	$124,022
One Washingtonian Center	Gaithersburg	MD	06/19/2013	14,400	62,118	12,217	26	(4,702)	84,059
Preston Commons	Dallas	TX	06/19/2013	17,188	84,249	12,081	—	(4,433)	109,085
Sterling Plaza	Dallas	TX	06/19/2013	6,800	62,041	6,251	41	(1,742)	73,391
				$55,339	$300,774	$47,374	$98	$(13,028)	$390,557
The intangible assets and liabilities acquired in connection with these acquisitions have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
RBC Plaza	7.9	2.2	8.2
One Washingtonian Center	9.4	4.2	10.0
Preston Commons	6.1	—	6.1
Sterling Plaza	4.6	3.0	6.0

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

The Company recorded each real estate acquisition as a business combination and expensed $5.9 million of acquisition costs. For the six months ended June 30, 2013, the Company recognized $8.6 million of total revenues and $5.7 million of operating expenses from these properties.

4.	REAL ESTATE
As of June 30, 2013, the Company’s real estate portfolio was composed of ten office properties encompassing in the aggregate approximately 3.3 million rentable square feet. As of June 30, 2013, the Company’s real estate portfolio was collectively 89% occupied. The following table summarizes the Company’s investments in real estate as of June 30, 2013 (in thousands):

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Domain Gateway	09/29/2011	Austin	TX	Office	$47,373	$(3,855)	$43,518
Las Cimas IV	10/28/2011	Austin	TX	Office	36,213	(3,794)	32,419
Town Center	03/27/2012	Plano	TX	Office	118,943	(8,485)	110,458
McEwen Building	04/30/2012	Franklin	TN	Office	40,326	(2,556)	37,770
Gateway Tech Center	05/09/2012	Salt Lake City	UT	Office	29,885	(2,335)	27,550
Tower on Lake Carolyn	12/21/2012	Irving	TX	Office	47,174	(1,766)	45,408
RBC Plaza	01/31/2013	Minneapolis	MN	Office	126,563	(2,819)	123,744
One Washingtonian Center	06/19/2013	Gaithersburg	MD	Office	88,735	(187)	88,548
Preston Commons	06/19/2013	Dallas	TX	Office	113,716	(242)	113,474
Sterling Plaza	06/19/2013	Dallas	TX	Office	75,116	(199)	74,917
					$724,044	$(26,238)	$697,806
Operating Leases
The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of June 30, 2013, the leases had remaining terms, excluding options to extend, of up to 10.5 years with a weighted-average remaining term of 5.2 years. Some of the leases have provisions to extend the term of the leases, options for early termination for all or a part of the leased premises after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $2.8 million and $1.7 million as of June 30, 2013 and December 31, 2012, respectively.
During the six months ended June 30, 2013 and 2012, the Company recognized deferred rent from tenants of $1.8 million and $0.9 million, respectively. As of June 30, 2013 and December 31, 2012, the cumulative deferred rent balance was $4.6 million and $2.6 million, respectively, and is included in rents and other receivables on the accompanying balance sheets.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

As of June 30, 2013, the future minimum rental income from the Company’s properties under its non-cancelable operating leases was as follows (in thousands):

July 1, 2013 through December 31, 2013	$31,784
2014	63,832
2015	58,689
2016	53,450
2017	46,817
Thereafter	135,358
$389,930
As of June 30, 2013, the Company’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1)(in thousands)	Percentage of Annualized Base Rent
Finance	67	$17,948	25.9%
Accommodation & Food	13	7,099	10.2%
		$25,047	36.1%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of June 30, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
As of June 30, 2013, no other tenant industries accounted for more than 10% of annualized base rent and no tenant accounted for more than 10% of the annualized base rent. No material tenant credit issues have been identified at this time.
Geographic Concentration Risk
As of June 30, 2013, the Company’s net investments in real estate in Texas, Minnesota and Maryland represented 55%, 16% and 12% of the Company’s total assets, respectively.  As a result, the geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the Texas, Minnesota and Maryland real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES
As of June 30, 2013 and December 31, 2012, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Cost	$86,961	$40,418	$1,100	$1,025	$(18,634)	$(5,659)
Accumulated Amortization	(10,943)	(6,268)	(285)	(144)	1,130	507
Net Amount	$76,018	$34,150	$815	$881	$(17,504)	$(5,152)

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the three and six months ended June 30, 2013 and 2012 were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	For the Three Months Ended June 30,		For the Three Months Ended June 30,		For the Three Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Amortization	$(2,953)	$(1,971)	$(78)	$(31)	$407	$164

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	For the Six Months Ended June 30,		For the Six Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Amortization	$(5,506)	$(2,680)	$(164)	$(41)	$676	$200

6.	REAL ESTATE LOAN RECEIVABLE
As of June 30, 2013 and December 31, 2012, the Company, through an indirect wholly owned subsidiary, had originated one real estate loan receivable as follows (dollars in thousands):

Loan Name Location of Related Property or Collateral	Date Originated	Property Type	Loan Type	Outstanding Principal Balance as of June 30, 2013 (1)	Book Value as of June 30, 2013 (2)	Book Value as of December 31, 2012 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date
Aberdeen First Mortgage Origination (4)
Dallas, Texas	06/24/2011	Office	Mortgage	$14,268	$14,348	$13,691	7.5%	7.5%	07/01/2016
_____________________
(1) Outstanding principal balance as of June 30, 2013 represents original principal balance outstanding under the loan, increased for any subsequent fundings and reduced for any principal paydowns.
(2) Book value represents outstanding principal balance, adjusted for unamortized origination fees and direct origination and acquisition costs.
(3) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2013, using the interest method, divided by the average amortized cost basis of the investment. The contractual interest rate and annualized effective interest rate presented are as of June 30, 2013.
(4) As of June 30, 2013, $14.3 million had been disbursed under the Aberdeen First Mortgage Loan and an additional $9.6 million remained available for future funding, subject to certain conditions set forth in the loan agreement.
The following summarizes the activity related to the real estate loan receivable for the six months ended June 30, 2013 (in thousands):

Real estate loan receivable - December 31, 2012	$13,691
Advances on real estate loan receivable	669
Amortization of closing costs and origination fees on originated real estate loan receivable	(12)
Real estate loan receivable - June 30, 2013	$14,348

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

For the three and six months ended June 30, 2013 and 2012, interest income from the real estate loan receivable consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Contractual interest income	$267	$219	$524	$424
Amortization of closing costs and origination fees	(6)	(5)	(12)	(11)
Interest income from real estate loan receivable	$261	$214	$512	$413
As of June 30, 2013 and December 31, 2012, interest receivable from the real estate loan receivable was $0.1 million and $0.1 million, respectively, and was included in rents and other receivables.

7.	NOTES PAYABLE
As of June 30, 2013 and December 31, 2012, the Company’s notes payable consisted of the following (dollars in thousands):

	Principal as of June 30, 2013	Principal as of December 31, 2012	Contractual Interest Rate as of June 30, 2013(1)	Effective Interest Rate as of June 30, 2013 (1)	Payment Type	Maturity Date (2)
Town Center Mortgage Loan (3)	$75,000	$56,600	One-month LIBOR + 1.85%	2.87%	Interest Only	03/27/2018
U.S. Bank Portfolio Loan (4)	98,200	63,200	One-month LIBOR + 1.85% to 3.00%	2.19%	Interest Only	02/01/2016
RBC Plaza Mortgage Loan (5)	68,730	—	One-month LIBOR + 1.80%	2.59%	Interest Only	02/01/2017
National Office Portfolio Mortgage Loan (6)	161,960	—	One-month LIBOR + 1.50%	2.80%	Interest Only	07/01/2017
Total Notes Payable	$403,890	$119,800
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of June 30, 2013. Effective interest rate is calculated as the actual interest rate in effect as of June 30, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of June 30, 2013, where applicable.
(2) Represents the maturity date as of June 30, 2013; subject to certain conditions, the maturity dates of certain loans maybe extended beyond the dates shown.
(3) On April 15, 2013, the Company entered into a modification agreement to extend the maturity date to March 27, 2018 and to increase the loan amount. See “Recent Financing Transactions – Town Center Mortgage Loan Modification.”
(4) The U.S. Bank Portfolio Loan is secured by Domain Gateway, Las Cimas IV, the McEwen Building, Gateway Tech Center and the Tower on Lake Carolyn. The face amount of the U.S. Bank Portfolio Loan is $200.0 million, of which $80.0 million is term debt and $120.0 million is revolving debt. As of June 30, 2013, the outstanding balance under the loan was $98.2 million and was composed of $80.0 million of term debt and $18.2 million of revolving debt. As of June 30, 2013, an additional $42.6 million of revolving debt remained available for immediate future disbursements, subject to certain conditions set forth in the loan agreement. The remaining $59.2 million of revolving debt is available for future disbursements with the addition of one or more properties to secure the U.S. Bank Portfolio Loan, subject to certain conditions set forth in the loan agreement.
(5) As of June 30, 2013, $68.7 million had been disbursed to the Company and $7.2 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement.
(6) The National Office Portfolio Mortgage Loan is secured by One Washingtonian Center, Preston Commons and Sterling Plaza. As of June 30, 2013, $162.0 million had been disbursed to the Company and $8.8 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement. See “Recent Financing Transactions – National Office Portfolio Mortgage Loan.”
As of June 30, 2013 and December 31, 2012, the Company’s deferred financing costs were $4.2 million and $0.9 million, respectively, net of amortization, and are included in deferred financing costs, prepaid expenses and other assets on the accompanying consolidated balance sheets.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

During the three and six months ended June 30, 2013, the Company incurred $1.9 million and $3.4 million of interest expense, respectively. During the three and six months ended June 30, 2012, the Company incurred $1.3 million and $1.7 million of interest expense, respectively. As of June 30, 2013 and December 31, 2012, $0.6 million and $0.2 million of interest expense was payable, respectively. Included in interest expense for the three and six months ended June 30, 2013 is $0.3 million and $0.5 million of amortization of deferred financing costs, respectively. Included in interest expense for the three and six months ended June 30, 2012 is $0.3 million and $0.4 million of amortization of deferred financing costs, respectively. Included in interest expense for the three and six months ended June 30, 2013 is $0.2 million and $0.3 million of interest incurred as a result of the Company’s interest rate swap agreements, respectively.
The following is a schedule of maturities for all notes payable outstanding as of June 30, 2013 (in thousands):

July 1, 2013 through December 31, 2013	$—
2014	—
2015	—
2016	98,200
2017	230,690
Thereafter	75,000
$403,890
The Company’s notes payable contain financial debt covenants. As of June 30, 2013, the Company was in compliance with these debt covenants.
Recent Financing Transactions
Town Center Mortgage Loan Modification
On March 27, 2012, the Company, through an indirect wholly owned subsidiary (the “Town Center Mortgage Loan Borrower”), entered into a one-year mortgage loan with Wells Fargo Bank, National Association, an unaffiliated lender, for borrowings of up to $60.3 million secured by Town Center (the “Town Center Mortgage Loan”). The Company drew the entire $60.3 million at the closing of the loan. The original maturity date of the Town Center Mortgage Loan was March 27, 2013.  On March 27, 2013, the Company and the lender entered into a modification agreement to extend the maturity date of the Town Center Mortgage Loan to April 10, 2013 and to modify the interest rate so that, effective March 27, 2013, the Town Center Mortgage Loan bears interest at a floating rate of 185 basis points over one-month LIBOR during the remainder of the loan term.
On April 10, 2013, the Company and the lender entered into another modification agreement to extend the maturity date of the Town Center Mortgage Loan to April 22, 2013. On April 15, 2013, the Company and the lender entered into another modification agreement to extend the maturity date of the Town Center Mortgage Loan to March 27, 2018 and to increase the loan amount to $75.0 million. As of April 15, 2013, all $75.0 million had been funded.  Monthly payments are interest only with the entire balance and all accrued and unpaid interest and other amounts accrued and unpaid due at maturity, assuming no prior prepayment.  The Company may prepay all or a portion of the Town Center Mortgage Loan without penalty or fees.
The Company has entered into two swap agreements to hedge the interest rate on the Town Center Mortgage Loan. On March 11, 2013, the Company entered into an interest rate swap agreement with the lender, which effectively fixes the interest rate on a $56.6 million portion of the Town Center Mortgage Loan at 2.92%, which swap is effective from April 2, 2013 through March 27, 2018. On April 15, 2013, the Company entered into another interest rate swap agreement with the lender, which effectively fixes the interest rate on the remaining $18.4 million portion of the Town Center Mortgage Loan at 2.71%, which swap is effective from May 1, 2013 through March 27, 2018.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a limited guaranty of the Town Center Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain intentional acts committed by the Company, the Town Center Mortgage Loan Borrower, REIT Properties III, the Advisor and/or any of their affiliates in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Town Center Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Town Center Mortgage Loan Borrower.
National Office Portfolio Mortgage Loan
On June 19, 2013, in connection with the Company’s acquisitions of the One Washingtonian Center, Preston Commons and Sterling Plaza (together, the “National Office Portfolio”), the Company, through indirect wholly owned subsidiaries, entered into a four-year mortgage loan with Bank of America, N.A., an unaffiliated lender, for borrowings of up to approximately $170.8 million secured by the National Office Portfolio (the “National Office Portfolio Mortgage Loan”). At closing, approximately $162.0 million of the National Office Portfolio Mortgage Loan was funded and the remaining $8.8 million is available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements at the National Office Portfolio, subject to certain terms and conditions contained in the loan documents. The National Office Portfolio Mortgage Loan matures on July 1, 2017, with two one-year extension options, subject to certain conditions and the payment of an extension fee equal to 0.15% of the outstanding principal balance at the time of each extension. Should the Company meet the conditions and exercise each of its extension options, which would extend the maturity date from July 1, 2017 to July 1, 2019, monthly principal payments would be $185,000 beginning on July 1, 2018. The National Office Portfolio Mortgage Loan bears interest at a floating rate of 150 basis points over one-month LIBOR during the term of the loan and monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment. The Company has the right to prepay the principal balance of the loan in full at any time and in part from time to time subject to the terms of the loan agreement and upon payment to the lender of an amount equal to any loss suffered by the lender as a result of such prepayment.
On June 21, 2013, the Company entered into an interest rate swap agreement with the National Office Portfolio Mortgage Lender, which effectively fixes the interest rate on a $148.0 million portion of the National Office Portfolio Mortgage Loan at 2.91%, which swap is effective from July 1, 2013 through May 31, 2017 and which will effectively fix the interest rate on $100.0 million at 2.91% from June 1, 2017 through May 31, 2018.
KBS REIT Properties III is providing a limited guaranty of the National Office Portfolio Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender as a result of certain intentional actions committed by any borrower under the National Office Portfolio Mortgage Loan or REIT Properties III in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the National Office Portfolio Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving any borrower under the National Office Portfolio Mortgage Loan.

8.	DERIVATIVE INSTRUMENTS
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into the derivatives for speculative purposes.
The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero. All of the Company’s interest rate swaps are designated as cash flow hedges.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

The following table summarizes the notional and fair value of the Company’s interest rate swaps designated as cash flow hedges as of June 30, 2013 and December 31, 2012. The notional value is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

					Fair Value of Asset (Liability)	Fair Value of Asset (Liability)
Derivative Instruments	Effective Date	Maturity Date	Notional Value	Reference Rate	June 30, 2013	December 31, 2012
Interest Rate Swap	02/01/2013	02/01/2017	$68,730	One-month LIBOR/ Fixed at 0.79%	$300	$—
Interest Rate Swap	04/02/2013	03/27/2018	56,600	One-month LIBOR/ Fixed at 1.07%	700	—
Interest Rate Swap	05/01/2013	03/27/2018	18,400	One-month LIBOR/ Fixed at 0.86%	409	—
Interest Rate Swap (1)	07/01/2013	06/01/2018	148,000	One-month LIBOR/ Fixed at 1.41%	(773)	—
Total derivatives designated as hedging instruments			$291,730		$636	$—
_____________________
(1) The Company entered into an interest rate swap agreement with Bank of America, N.A., which effectively fixes the interest rate on a $148.0 million portion of the National Office Portfolio Mortgage Loan at 2.91% from July 1, 2013 through May 31, 2017, and which will fix the interest rate on $100.0 million at 2.91% from June 1, 2017 through May 31, 2018.
Asset derivatives are recorded as deferred financing costs, prepaid expenses and other assets on the accompanying consolidated balance sheets, and liability derivatives are recorded as other liabilities on the accompanying consolidated balance sheets. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive loss and accompanying consolidated statements of stockholders’ equity. The Company recorded unrealized gains of $1.9 million and $0.6 million on derivative instruments designated as cash flow hedges in accumulated other comprehensive income during the three and six months ended June 30, 2013, respectively. Amounts in other comprehensive income will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flows. As a result of utilizing derivative instruments designated as cash flow hedges to hedge its variable rate notes payable, the Company recognized an additional $0.2 million and $0.3 million of interest expense related to the effective portion of cash flow hedges during the three and six months ended June 30, 2013, respectively. The change in fair value of the ineffective portion is recognized directly in earnings. During the three and six months ended June 30, 2013, there was no ineffective portion related to the change in fair value of the cash flow hedges. During the next 12 months, the Company expects to recognize additional interest expense related to derivative instruments designated as cash flow hedges. The present value of the additional interest expense expected to be recognized over the next 12 months totaled $2.7 million as of June 30, 2013 and was included in accumulated other comprehensive income.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

9.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:
Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying consolidated balance sheets at its amortized cost net of recorded loan loss reserves and not at fair value. The fair value of the real estate loan receivable was estimated using an internal valuation model that considered the expected cash flows for the loan, underlying collateral values (for collateral-dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined by a third-party expert using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Notes payable: The fair values of the Company’s notes payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of a liability in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

The following were the face values, carrying amounts and fair values of the Company’s real estate loan receivable and notes payable as of June 30, 2013 and December 31, 2012, which carrying amounts generally do not approximate the fair values (in thousands):

	June 30, 2013			December 31, 2012
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Real estate loan receivable	$14,268	$14,348	$14,229	$13,599	$13,691	$13,563
Financial liabilities:
Notes payable	$403,890	$403,890	$402,684	$119,800	$119,800	$119,284
Disclosure of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.
During the six months ended June 30, 2013, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Asset derivatives	$1,409	$—	$1,409	$—
Liability derivatives	(773)	—	(773)	—

10.	RELATED PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate and real estate-related investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Offering and dividend reinvestment plan, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Company has also entered into a fee reimbursement agreement with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the Depository Trust & Clearing Corporation Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc. and KBS Legacy Partners Apartment REIT, Inc. During the six months ended June 30, 2013 and 2012, no transactions occurred between the Company and these other KBS-sponsored programs.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the three and six months ended June 30, 2013 and 2012, respectively, and any related amounts payable as of June 30, 2013 and December 31, 2012 (in thousands):

	Incurred				Payable as of
	Three Months Ended June 30,		Six Months Ended June 30,		June 30,	December 31,
	2013	2012	2013	2012	2013	2012
Expensed
Reimbursement of operating expenses (1)	$33	$21	$58	$36	$—	$—
Asset management fees	919	472	1,683	659	—	—
Real estate acquisition fees	2,695	708	3,950	1,836	—	—
Additional Paid-in Capital
Selling commissions	4,723	2,679	7,795	5,653	—	—
Dealer manager fees	2,415	1,261	3,903	2,693	—	—
Reimbursable other offering costs	499	437	1,371	837	—	16
	$11,284	$5,578	$18,760	$11,714	$—	$16
_____________________
(1) The Advisor may seek reimbursement for certain employee costs under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $33,000 and $58,000 for the three and six months ended June 30, 2013, respectively, and $21,000 and $36,000 for the three and six months ended June 30, 2012, respectively, and were the only employee costs reimbursed under the Advisory Agreement through June 30, 2013. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers.
In connection with the Offering, the Company’s sponsors agreed to provide additional indemnification to one of the participating broker dealers.  The Company agreed to add supplemental coverage to its directors’ and officers’ insurance coverage to insure the sponsors’ obligations under this indemnification agreement in exchange for reimbursement by the sponsors to the Company for all costs, expenses and premiums related to this supplemental coverage.

11.	SEGMENT INFORMATION
The Company presently operates in two reportable business segments based on its investment types: real estate and real estate-related. Under the real estate segment, the Company has invested in office properties. Under the real estate-related segment, the Company has originated a mortgage loan. All revenues earned from the Company’s two reporting segments were from external customers and there were no intersegment sales or transfers. The Company does not allocate corporate-level accounts to its reporting segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income, non-operating interest expense and other corporate-level expenses. The accounting policies of the segments are consistent with those described in Note 2, “Summary of Significant Accounting Policies.”
The Company evaluates the performance of its segments based upon net operating income (“NOI”), which is a non‑GAAP supplemental financial measure. The Company defines NOI for its real estate segment as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees and provision for bad debt) less interest expense. The Company defines NOI for its real estate-related segment as interest income less loan servicing costs and asset management fees. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non‑property income and expenses, depreciation and amortization, real estate acquisition fees and expenses and corporate general and administrative expenses. The Company uses NOI to evaluate the operating performance of the Company’s real estate and real estate-related investments and to make decisions about resource allocations. The Company believes that net income is the GAAP measure that is most directly comparable to NOI; however, NOI should not be considered as an alternative to net income as the primary indicator of operating performance, as it excludes the items described above. Additionally, NOI as defined above may not be comparable to other REITs or companies as their definitions of NOI may differ from the Company’s definition.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

The following tables summarize total revenues and NOI for each reportable segment for the three and six months ended June 30, 2013 and 2012 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Real estate segment	$16,115	$7,003	$29,530	$9,644
Real estate-related segment	261	214	512	413
Total segment revenues	$16,376	$7,217	$30,042	$10,057

Interest Expense:
Real estate segment	$1,882	$1,253	$3,288	$1,592
Real estate-related segment	—	—	—	—
Total segment interest expense	1,882	1,253	3,288	1,592
Corporate-level	36	28	76	58
Total interest expense	$1,918	$1,281	$3,364	$1,650

NOI:
Real estate segment	$5,950	$2,823	$11,542	$4,049
Real estate-related segment	235	186	461	365
Total NOI	$6,185	$3,009	$12,003	$4,414
The following table summarizes total assets and total liabilities for each reportable segment as of June 30, 2013 and December 31, 2012 (in thousands):

	As of June 30, 2013	As of December 31, 2012
Assets:
Real estate segment	$714,868	$317,133
Real estate-related segment	14,470	13,811
Total segment assets	729,338	330,944
Corporate-level (1)	31,332	18,440
Total assets	$760,670	$349,384
Liabilities:
Real estate segment	$442,441	$135,082
Real estate-related segment	7	2
Total segment liabilities	442,448	135,084
Corporate-level (2)	2,546	2,275
Total liabilities	$444,994	$137,359
_____________________
(1) Total corporate-level assets consisted primarily of proceeds from the Offering being held in the form of cash and cash equivalents of approximately $30.3 million and $18.2 million as of June 30, 2013 and December 31, 2012, respectively.
(2) As of June 30, 2013 and December 31, 2012 corporate-level liabilities consisted primarily of distributions payable and accruals for general and administrative expenses.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

The following table reconciles the Company’s net loss to its NOI for the three and six months ended June 30, 2013 and 2012 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net loss	$(6,113)	$(2,759)	$(8,488)	$(4,892)
Other interest income	(19)	(5)	(23)	(16)
Real estate acquisition fees to affiliate	2,695	708	3,950	1,836
Real estate acquisition fees and expenses	1,663	563	1,969	882
General and administrative expenses	611	456	1,069	1,059
Depreciation and amortization	7,312	4,018	13,450	5,487
Corporate-level interest expense	36	28	76	58
NOI	$6,185	$3,009	$12,003	$4,414
12. UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the three and six months ended June 30, 2013 and 2012. The Company acquired four office buildings during the six months ended June 30, 2013, which were accounted for as business combinations. The following unaudited pro forma information for the three and six months ended June 30, 2013 and 2012 has been prepared to give effect to the acquisitions of the RBC Plaza and the National Office Portfolio as if the acquisitions occurred on January 1, 2012. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had the acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods (in thousands, except share and per share amounts).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$23,017	$18,978	$45,798	$33,578
Depreciation and amortization	$9,874	$7,680	$19,415	$12,810
Net loss	$(1,952)	$(2,756)	$(3,120)	$(5,020)
Net loss per common share, basic and diluted	$(0.04)	$(0.09)	$(0.07)	$(0.18)
Weighted-average number of common shares outstanding, basic and diluted	47,597,044	31,053,364	45,287,925	28,585,252
The unaudited pro forma information for the three and six months ended June 30, 2013 was adjusted to exclude $4.4 million and $5.9 million, respectively, of acquisition costs related to the above properties incurred in 2013.

13.	COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and, if applicable, preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide the respective services, the Company will be required to obtain such services from other sources.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
June 30, 2013
(unaudited)

Legal Matters
From time to time, the Company may be party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of June 30, 2013.

14.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Offering on October 26, 2010. As of August 2, 2013, the Company had sold 45,238,479 shares of common stock in the Offering for gross offering proceeds of $449.8 million, including 1,338,208 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $12.7 million. Also as of August 2, 2013, the Company had redeemed 212,943 of the shares sold in the Offering for $2.1 million.
Distributions Paid
On July 1, 2013, the Company paid distributions of $2.1 million, which related to distributions declared for daily record dates for each day in the period from June 1, 2013 through June 30, 2013. On August 1, 2013, the Company paid distributions of $2.3 million, which related to distributions declared for daily record dates for each day in the period from July 1, 2013 through July 31, 2013.
Distributions Declared
On July 9, 2013, the Company’s board of directors declared distributions based on daily record dates for the period from August 1, 2013 through August 31, 2013, which the Company expects to pay in September 2013. On August 5, 2013, the Company’s board of directors declared distributions based on daily record dates for the period from September 1, 2013 through September 30, 2013, which the Company expects to pay in October 2013, and distributions based on daily record dates for the period from October 1, 2013 through October 31, 2013, which the Company expects to pay in November 2013. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.
Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
KBS Real Estate Investment Trust III, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the National Office Portfolio for the year ended December 31, 2012, and the related notes to the financial statement.
Management’s Responsibility for the Financial Statement
Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the National Office Portfolio for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
Basis of Accounting
As described in Note 2 to the financial statement, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the National Office Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Irvine, California
August 7, 2013

NATIONAL OFFICE PORTFOLIO
STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
(in thousands)

	Three Months Ended	Year Ended
	March 31, 2013	December 31, 2012
	(unaudited)
Revenues:
Rental income	$6,274	$22,932
Tenant reimbursements	600	4,033
Parking revenue and other income	348	1,429
Total revenues	7,222	28,394
Expenses:
Real estate taxes and insurance	1,146	4,313
Utilities	657	2,298
Repairs and maintenance	650	2,356
Cleaning	273	1,129
General and administrative	348	1,278
Security	161	629
Total expenses	3,235	12,003
Revenues over certain operating expenses	$3,987	$16,391
See accompanying notes.

NATIONAL OFFICE PORTFOLIO
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Three Months Ended March 31, 2013 (unaudited)
and the Year Ended December 31, 2012

1.	DESCRIPTION OF REAL ESTATE PROPERTY
On June 19, 2013, KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), through indirect wholly owned subsidiaries, acquired from affiliates of CBRE Global Investors, a portfolio of office properties (the “National Office Portfolio”) consisting of (i) Preston Commons, an office property consisting of three buildings containing an aggregate of 427,799 rentable square feet of office space and located on approximately 6.3 acres of land in Dallas, Texas, (ii) Sterling Plaza, an office property containing 313,609 rentable square feet of office space and located on approximately 2.1 acres of land in Dallas, Texas and (iii) One Washingtonian Center, an office property containing 321,007 rentable square feet and located on approximately 5.1 acres of land in Gaithersburg, Maryland. The seller is not affiliated with KBS REIT III or its external advisor, KBS Capital Advisors LLC. The purchase price (net of closing credits) of the National Office Portfolio was approximately $268.5 million plus closing costs.
KBS REIT III is a Maryland corporation formed to invest in and manage a diverse portfolio of real estate properties located throughout the United States and real estate-related investments.

2.	BASIS OF PRESENTATION
The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).
The National Office Portfolio is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded that may not be comparable to the revenues and expenses KBS REIT III expects to incur in the future operations of the National Office Portfolio. Excluded items include interest expense, depreciation and amortization, and certain general and administrative costs not directly comparable to the future operations of the National Office Portfolio.
The accompanying unaudited statement of revenues over certain operating expenses for the three months ended March 31, 2013 has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.
An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) the National Office Portfolio was acquired from an unaffiliated party and (ii) based on due diligence of the National Office Portfolio by KBS REIT III, management is not aware of any material factors relating to the National Office Portfolio that would cause this financial information not to be indicative of future operating results.
Square footage, acreage, occupancy and other measures used to describe real estate included in these notes to the statement of revenues over certain operating expenses are presented on an unaudited basis.

3.	SIGNIFICANT ACCOUNTING POLICIES
Rental Revenues
Minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rent. The adjustment to record deferred rent increased rental revenue by $2.0 million and $3.3 million for the three months ended March 31, 2013 (unaudited) and the year ended December 31, 2012, respectively.

NATIONAL OFFICE PORTFOLIO
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES (CONTINUED)
For the Three Months Ended March 31, 2013 (unaudited)
and the Year Ended December 31, 2012
Use of Estimates
The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

4.	DESCRIPTION OF LEASING ARRANGEMENTS
As of December 31, 2012, the National Office Portfolio was 87% leased to more than 120 tenants. For the year ended December 31, 2012, the National Office Portfolio earned approximately 21% of its rental income from a tenant in the food services industry. As of December 31, 2012, this tenant occupied 181,146 rentable square feet, or approximately 17% of the total property rentable square feet. Its lease expires on December 31, 2023, with two five-year extension options.
No other tenant leases represented more than 10% of rental income for the year ended December 31, 2012.

5.	FUTURE MINIMUM RENTAL COMMITMENTS
As of December 31, 2012, the future minimum rental receipts due under non-cancelable operating leases for the years ending December 31 were as follows (in thousands):

2013	$22,272
2014	24,022
2015	21,446
2016	18,437
2017	16,389
Thereafter	64,628
$167,194

6.	COMMITMENTS AND CONTINGENCIES
Tenant Lease Termination Options
Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out or is leased out at a lower rental rate, the total amount of future minimum rent received by the National Office Portfolio will be reduced.
Environmental
The National Office Portfolio is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the National Office Portfolio’s financial condition and results of operations for the periods presented.

7.	SUBSEQUENT EVENTS
KBS REIT III evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on August 7, 2013.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS
The following pro forma information should be read in conjunction with the consolidated balance sheets of KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”) as of December 31, 2012 and March 31, 2013, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2012 and the three months ended March 31, 2013, and the notes thereto. The consolidated financial statements of KBS REIT III as of and for the year ended December 31, 2012 and as of and for the three months ended March 31, 2013 have been included in KBS REIT III’s prior filings with the SEC. In addition, this pro forma information should be read in conjunction with the statement of revenues over certain operating expenses and notes thereto of the RBC Plaza, which was previously filed on Form 8-K/A with the SEC on April 15, 2013, and the statements of revenues over certain operating expenses and notes thereto of the National Office Portfolio, which is included herein.
The unaudited pro forma balance sheet as of March 31, 2013 has been prepared to give effect to the acquisition of the National Office Portfolio, as if the acquisition occurred on March 31, 2013. The acquisition of the RBC Plaza is included in KBS REIT III’s historical balance sheet as of March 31, 2013.
The unaudited pro forma statements of operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 have been prepared to give effect to the acquisitions of (i) the RBC Plaza, acquired on January 31, 2013 and (ii) National Office Portfolio, acquired on June 19, 2013, as if the acquisitions occurred on January 1, 2012.
These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions of the RBC Plaza and the National Office Portfolio been consummated as of January 1, 2012. In addition, the pro forma balance sheet includes pro forma preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisitions. These preliminary estimates may be adjusted in the future upon finalization of the purchase accounting.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
UNAUDITED PRO FORMA BALANCE SHEET
As of March 31, 2013
(in thousands, except share and per share amounts)

	KBS Real Estate Investment Trust III Historical (a)	Pro Forma Adjustments		Pro Forma Total
		National Office Portfolio (b)
Assets
Real estate:
Land	$49,335	$38,388	(c)	$87,723
Buildings and improvements	339,200	208,408	(c)	547,608
Tenant origination and absorption costs	57,006	30,549	(c)	87,555
Total real estate, cost	445,541	277,345		722,886
Less accumulated depreciation and amortization	(19,879)	—		(19,879)
Total real estate, net	425,662	277,345		703,007
Real estate loan receivable, net	13,815	—		13,815
Cash and cash equivalents	46,929	(46,929)		—
Rents and other receivables, net	4,558	—		4,558
Above-market leases, net	826	67	(c)	893
Deferred financing costs, prepaid expenses and other assets	6,765	1,032	(d)	7,797
Total assets	$498,555	$231,515		$730,070
Liabilities and stockholders’ equity
Notes payable	$223,530	$161,960		$385,490
Accounts payable and accrued liabilities	12,222	—		12,222
Due to affiliates	—	—		—
Distributions payable	1,743	—		1,743
Below-market leases, net	7,034	10,877	(c)	17,911
Other liabilities	4,817	—		4,817
Total liabilities	249,346	172,837		422,183
Commitments and contingencies
Redeemable common stock	6,727	—		6,727
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—		—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 32,296,901 shares issued and outstanding, and 39,469,495 pro forma shares	323	72	(e)	395
Additional paid-in capital	275,389	62,954	(e)	338,343
Accumulated other comprehensive loss	(1,251)	—		(1,251)
Cumulative distributions and net losses	(31,979)	(4,348)	(f)	(36,327)
Total stockholders’ equity	242,482	58,678		301,160
Total liabilities and stockholders’ equity	$498,555	$231,515		$730,070

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
As of March 31, 2013

(a)	Historical financial information derived from KBS REIT III’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

(b)
Represents the acquisition of the National Office Portfolio. The purchase price (net of closing credits) of the National Office Portfolio was $266.5 million plus closing costs. This amount was funded with proceeds from a $170.8 million four-year mortgage loan (of which $162.0 million was funded at closing) and cash available from proceeds, net of offering costs, from KBS REIT III’s initial public offering through the acquisition date. The pro forma adjustments assume the proceeds, net of offering costs, were raised as of March 31, 2013 and KBS REIT III received a gross price of $10.00 per share.

(c)
KBS REIT III determined the cost of tangible assets, identifiable intangible assets and assumed liabilities (consisting of above and below-market leases and tenant origination and absorption costs) acquired in the business combination based on their estimated fair values. The purchase accounting for this acquisition is preliminary and subject to change.

(d)	Represents loan fees incurred in conjunction with the financing of the National Office Portfolio.

(e)
Represents additional proceeds, net of offering costs, from KBS REIT III’s initial public offering necessary to fund the acquisition of the National Office Portfolio as of the pro forma date of March 31, 2013.

(f)	Represents direct and incremental acquisition costs related to the National Office Portfolio which are not reflected in KBS REIT III’s historical balance sheet.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2013
(in thousands, except share and per share amounts)

	KBS Real Estate Investment Trust III Historical (a)	Pro Forma Adjustments				Pro Forma Total
		RBC Plaza		National Office Portfolio
Revenues:
Rental income	$10,171	$768	(b)	$6,715	(b)	$17,654
Tenant reimbursements	3,064	610	(c)	600	(c)	4,274
Interest income from real estate loan receivable	251	—		—		251
Other operating income	180	74	(d)	348	(d)	602
Total revenues	13,666	1,452		7,663		22,781
Expenses:
Operating, maintenance and management	3,269	525	(e)	2,089	(e)	5,883
Real estate taxes and insurance	2,410	301	(f)	1,146	(f)	3,857
Asset management fees to affiliate	764	78	(g)	500	(g)	1,342
Real estate acquisition fees to affiliates	1,255	(1,255)	(h)	—		—
Real estate acquisition fees and expenses	306	(306)	(h)	—		—
General and administrative expenses	457	—		—		457
Depreciation and amortization	6,138	447	(i)	2,956	(i)	9,541
Interest expense	1,446	228	(j)	1,199	(k)	2,873
Total expenses	16,045	18		7,890		23,953
Other income:
Other interest income	3	—		—		3
Net (loss) income	$(2,376)	$1,434		$(227)		$(1,169)
Net loss per common share, basic and diluted	$(0.08)					$(0.03)
Weighted-average number of common shares outstanding, basic and diluted	29,700,001					39,469,495	(l)

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2013

(a)	Historical financial information derived from KBS REIT III’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

(b)
Represents base rental income (not reflected in the historical statement of operations of KBS REIT III), including amortization of above-market lease assets and below-market lease liabilities, for the three months ended March 31, 2013. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2012. Above-market lease assets and below-market lease liabilities are amortized over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

(c)
Represents operating cost reimbursements from tenants (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013, based on historical operations of the previous owners.

(d)
Represents parking revenue and other operating income from tenants (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013, based on historical operations of the previous owners.

(e)
Represents property operating expenses (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013, based on historical operations of the previous owners.

(f)	Represents real estate taxes and insurance expense (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013, based on management’s estimate.

(g)
Represents asset management fees (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013 that would be due to an affiliate of KBS REIT III had the assets been acquired on January 1, 2012. With respect to investments in real property, the asset management fee is a monthly fee paid to KBS REIT III’s affiliated advisor equal to one‑twelfth of 0.75% of the amount paid to acquire the investment. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto, but excludes acquisition fees paid to KBS REIT III’s affiliated advisor.

(h)	Represents adjustments to eliminate non-recurring acquisition fees and expenses related to the specific real estate investment which are reflected in KBS REIT III’s historical statement of operations.

(i)
Represents adjustments to depreciation and amortization expense (not reflected in the historical statement of operations of KBS REIT III) for the three months ended March 31, 2013. Depreciation expense on the purchase price of buildings is recognized using the straight-line method and a 39-year life. Depreciation expense on tenant improvements is recognized using the straight-line method over the shorter of the life of the lease or expected useful life of the improvement. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.

(j)
Represents loan fee amortization and interest expense (not reflected in the historical statement of operations of KBS REIT III) incurred on $68.7 million of borrowings pursuant to a $75.9 million loan secured by RBC Plaza, which bears interest at a rate of 2.59% (which takes into account the contractual interest rate and the effect of an interest rate swap on the $68.7 million portion drawn) and matures on February 1, 2017, and $35.0 million borrowed under a credit facility, which bears interest at a variable rate of 200 basis points over one-month LIBOR and matures on February 1, 2016.

(k)
Represents loan fee amortization and interest expense (not reflected in the historical statement of operations of KBS REIT III) incurred on $162.0 million of borrowings pursuant to a $170.8 million loan secured by the National Office Portfolio, which bears interest at a rate of 150 basis points over one-month LIBOR and matures on July 1, 2017. Interest expense includes the effect of an interest rate swap which effectively fixes the interest rate on a $148.0 million portion of the loan at 2.91% through May 31, 2017.

(l)
Represents pro forma weighted-average number of common shares, basic and diluted. The calculation assumes that proceeds, net of offering costs, from KBS REIT III’s initial public offering used to complete the acquisitions were raised as of January 1, 2012 and KBS REIT III received a gross offering price of $10.00 per share.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2012
(in thousands, except share and per share amounts)

	KBS Real Estate Investment Trust III Historical (a)	Pro Forma Adjustments				Pro Forma Total
		RBC Plaza		National Office Portfolio
Revenues:
Rental income	$21,155	$9,216	(b)	$24,164	(b)	$54,535
Tenant reimbursements	5,122	7,316	(c)	4,033	(c)	16,471
Interest income from real estate loan receivable	889	—		—		889
Other operating income	117	884	(d)	1,429	(d)	2,430
Total revenues	27,283	17,416		29,626		74,325
Expenses:
Operating, maintenance, and management	5,922	6,305	(e)	7,690	(e)	19,917
Real estate taxes and insurance	4,567	3,613	(f)	4,313	(f)	12,493
Asset management fees to affiliate	1,732	932	(g)	1,999	(g)	4,663
Real estate acquisition fees to affiliates	2,296	—		—		2,296
Real estate acquisition fees and expenses	1,069	—		—		1,069
General and administrative expenses	1,974	—		—		1,974
Depreciation and amortization	13,865	5,365	(h)	9,281	(h)	28,511
Interest expense	3,568	2,730	(i)	4,800	(j)	11,098
Total expenses	34,993	18,945		28,083		82,021
Other income:
Other interest income	28	—		—		28
Net (loss) income	$(7,682)	$(1,529)		$1,543		$(7,668)
Net loss per common share, basic and diluted	$(0.40)					$(0.23)
Weighted-average number of common shares outstanding, basic and diluted	19,253,338					32,788,399	(k)

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2012

(a)	Historical financial information derived from KBS REIT III’s Annual Report on Form 10-K for the year ended December 31, 2012.

(b)
Represents base rental income (not reflected in the historical statement of operations of KBS REIT III), including amortization of above-market lease assets and below-market lease liabilities, for the year ended December 31, 2012. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2012. Above-market lease assets and below-market lease liabilities are amortized over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

(c)
Represents operating cost reimbursements from tenants (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012, based on historical operations of the previous owners.

(d)
Represents parking revenue and other operating income from tenants (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012, based on historical operations of the previous owners.

(e)
Represents property operating expenses (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012, based on historical operations of the previous owners.

(f)	Represents real estate taxes and insurance expense (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012, based on management’s estimate.

(g)
Represents asset management fees (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012 that would be due to an affiliate of KBS REIT III had the assets been acquired on January 1, 2012. With respect to investments in real property, the asset management fee is a monthly fee paid to KBS REIT III’s affiliated advisor equal to one‑twelfth of 0.75% of the amount paid to acquire the investment. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto, but excludes acquisition fees paid to KBS REIT III’s affiliated advisor.

(h)
Represents adjustments to depreciation and amortization expense (not reflected in the historical statement of operations of KBS REIT III) for the year ended December 31, 2012. Depreciation expense on the purchase price of buildings is recognized using the straight-line method and a 39-year life. Depreciation expense on tenant improvements is recognized using the straight-line method over the shorter of the life of the lease or expected useful life of the improvement. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.

(i)
Represents loan fee amortization and interest expense (not reflected in the historical statement of operations of KBS REIT III) incurred on $68.7 million of borrowings pursuant to a $75.9 million loan secured by RBC Plaza, which bears interest at a rate of 2.59% (which takes into account the contractual interest rate and the effect of an interest rate swap on the $68.7 million portion drawn) and matures on February 1, 2017, and $35.0 million borrowed under a credit facility, which bears interest at a variable rate of 200 basis points over one-month LIBOR and matures on February 1, 2016.

(j)
Represents loan fee amortization and interest expense (not reflected in the historical statement of operations of KBS REIT III) incurred on $162.0 million of borrowings pursuant to a $170.8 million loan secured by the National Office Portfolio, which bears interest at a rate of 150 basis points over one-month LIBOR and matures on July 1, 2017. Interest expense includes the effect of an interest rate swap which effectively fixes the interest rate on a $148.0 million portion of the loan at 2.91% through May 31, 2017.

(k)
Represents pro forma weighted-average number of common shares, basic and diluted. The calculation assumes that proceeds, net of offering costs, from KBS REIT III’s initial public offering used to complete the acquisitions were raised as of January 1, 2012 and KBS REIT III received a gross offering price of $10.00 per share.

SUPPLEMENTAL INFORMATION - The prospectus of KBS Real Estate Investment Trust III, Inc. consists of this sticker, the prospectus dated February 6, 2013, supplement no. 12 dated July 15, 2013, supplement no. 16 dated October 17, 2013 and any supplements filed subsequent thereto.
Supplement no. 12 includes:

•	prior performance information through December 31, 2012.
Supplement no. 16 includes:

•	a change to the suitability standards for our offering applicable to California investors;

•	the status of the offering;

•	a modification to our investment policies;

•	information with respect to our real estate and real estate-related investments;

•	updated risks related to an investment in us;

•	an updated estimated use of proceeds of this offering;

•	selected financial data;

•	information with respect to the historical operating performance of our real estate and real estate-related investments;

•	funds from operations and modified funds from operations for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011;

•	distributions declared and paid for the year ended December 31, 2012 and the six months ended June 30, 2013;

•	distributions declared for the period from July 2013 through November 2013;

•	an updated management compensation table;

•	fees earned by and expenses reimbursable to our advisor and the dealer manager;

•	information regarding our share redemption program and the amendment and restatement of our share redemption program;

•	the amendment and restatement of our dividend reinvestment plan;

•	information regarding the net tangible book value of our shares;

•	information regarding our indebtedness;

•	quantitative and qualitative disclosures about market risk;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our quarterly report on Form 10-Q for the period ended June 30, 2013;

•	our unaudited financial statements and the notes thereto as of and for the period ended June 30, 2013;

•
our statements of revenues over certain operating expenses and the notes thereto of the National Office Portfolio for the three months ended March 31, 2013 (unaudited) and the year ended December 31, 2012;

•	information incorporated by reference; and

•	our second amended and restated dividend reinvestment plan.